UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

☒ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
UNIVERSAL INSURANCE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309
(954) 958-1200

1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309
(954) 958-1200

April 29, 2019
Dear Fellow Shareholder:
On behalf of your Board of Directors, I am pleased to invite you to attend the 2019 Annual Meeting of Shareholders of Universal Insurance Holdings, Inc. The meeting will be held at 9:00 a.m., Eastern Time, on June 13, 2019 at the Perry Lane Hotel, 256 E. Perry Street, Savannah, GA 31401.
Enclosed you will find a notice setting forth the matters to be acted on at the meeting, which include:

•	Election of the nine nominees for director named in the accompanying Proxy Statement for a one-year term;

•	Advisory vote to approve the compensation of our named executive officers;

•	Ratification of the appointment of our independent registered public accounting firm for fiscal year 2019; and

•	Such other business as may properly come before the meeting or any adjournment or postponement thereof.
It is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented and voted at the meeting by submitting your proxy over the internet or by telephone. If you received your proxy materials by mail, you can also submit your proxy by mail by using the proxy card that was mailed to you. Instructions for these convenient ways to vote are set forth on both the Notice of Internet Availability of Proxy Materials and the proxy card. If you are a beneficial owner of shares held in street name, please follow the instructions to vote provided by your bank, broker or other nominee as indicated on the voting instruction card. Even if you submit your proxy prior to the meeting, you will still be able to attend the meeting and vote your shares in person, as further described in the accompanying Proxy Statement.

Sincerely,

Sean P. Downes
Chairman and Chief Executive Officer

UNIVERSAL INSURANCE HOLDINGS, INC.
1110 West Commercial Boulevard
Fort Lauderdale, Florida 33309
(954) 958-1200
www.universalinsuranceholdings.com
NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Proposals of Business
Date and Time	Thursday, June 13, 2019 9:00 a.m., Eastern Time
◾ Election of nine director nominees named in the Proxy Statement to our Board of Directors for a one-year term

◾ Advisory vote to approve the compensation of our Named Executive Officers

◾ Ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the 2019 fiscal year

◾ Such other business as may properly come before the meeting or any adjournment or postponement thereof

Place	Perry Lane Hotel 256 E. Perry Street Savannah, GA 31401
Record Date	Only shareholders of record at the close of business on April 15, 2019 are entitled to receive notice of, and to vote at, the meeting.

Proxy Voting

Please vote promptly. You can vote your shares via the internet, by telephone or, if you requested a printed set of the proxy materials, by signing, dating and returning the proxy card in the postage-paid envelope provided. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option as further described in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS
Stephen J. Donaghy,
Secretary
Fort Lauderdale, Florida
April 29, 2019

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Universal Insurance Holdings, Inc., a Delaware corporation (“Company,” “Universal” or “UVE”), of proxies to be voted at the 2019 Annual Meeting of Shareholders, to be held at the Perry Lane Hotel, 256 E. Perry Street, Savannah, GA 31401, on Thursday, June 13, 2019, at 9:00 a.m., Eastern Time, and at any and all postponements or adjournments thereof, for the proposals of business set forth in the accompanying Notice of 2019 Annual Meeting of Shareholders. This Proxy Statement, Notice of 2019 Annual Meeting of Shareholders, accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available at http://www.proxyvote.com.

To reduce our costs and decrease the environmental impact of our proxy materials, in lieu of mailing our proxy materials, we will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain of our shareholders containing instructions on how to access our proxy materials online. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy materials online and on how to submit your proxy online. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form. The Notice and printed copies of our proxy materials, as applicable, are expected to be mailed to shareholders on or about April 29, 2019.

PROXY SUMMARY

Meeting Agenda and Board Vote Recommendations

Proposal Number	Meeting Agenda Proposal	Board Vote Recommendation	Page Reference

1	Election of nine directors named in this Proxy Statement for an annual term ending in 2020	FOR EACH NOMINEE	7 – 17

2	Advisory vote to approve the compensation of our Named Executive Officers	FOR	18 – 36

3	Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019	FOR	37 – 38

Company Overview and Business Strategy

Universal is a holding company offering property and casualty insurance and value-added insurance services. We develop, market and underwrite insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management, and distribution. Our primary insurance entities, Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC” and together with UPCIC, the “Insurance Entities”), offer insurance products through both our appointed independent agent network and our online distribution channels across 18 states (primarily in Florida), with licenses to write insurance in an additional two states. The Insurance Entities seek to produce an underwriting profit over the long term (defined as earned premium less losses, loss adjustment expense, policy acquisition costs and other operating costs); maintain a strong balance sheet to prepare for years in which the Insurance Entities are not able to achieve an underwriting profit; and generate investment income on assets exceeding short-term operating needs.

UVE’s strategic focus is on creating a best-in-class experience for our customers, which is supported by our experience of more than 20 years providing protection solutions. Our business strategy leverages our differentiated capabilities to support the Insurance Entities across all aspects of the insurance value chain to provide our customers with a streamlined experience. We continue to evaluate ways in which we can improve the customer experience, provide disciplined underwriting, maintain a strong balance sheet backed by our reinsurance programs and geographic diversification, and maximize earnings stability through inversely correlated or complementary high-quality earnings streams. In 2019, we rebranded certain of our subsidiaries to better serve our Insurance Entities, distinctly identify our capabilities, and position us for continued growth in the future. We have made substantial efforts in recent years to improve our claims operation, including reductions in our claim resolution time and an intensified effort to collect subrogation for the benefit of the Insurance Entities and their policyholders.

Director Nominees
The following table provides summary information regarding each of our Board's nominees for election as director as well as their tenure and business experience.

				Committee Membership
Name	Age	Director Since	Principal Occupation	Nominating & Governance	Compensation	Audit	Investment	Risk
Sean P. Downes (Chairman and CEO)	49	2005	Chairman and Chief Executive Officer, Universal Insurance Holdings, Inc.				X
Scott P. Callahan	65	2013	President and Managing Member of SPC Global RE Advisors, LLC; Former EVP of Everest Reinsurance Holdings	Chair			X
Kimberly D. Campos	41	2017	Chief Information Officer and Chief Administration Officer, Universal Insurance Holdings, Inc.					X
Ralph J. Palmieri	71	2014	Retired Insurance Company Executive from The Hartford Insurance Group				Chair
Richard D. Peterson	51	2014	CFO of Dermavant Sciences, Inc.; Former CFO of Sienna Biopharmaceuticals, Inc.		X	Chair
Michael A. Pietrangelo (Lead Independent Director)	76	2010	Lawyer with Pietrangelo Cook, PLC	X	Chair
Ozzie A. Schindler	50	2007	Lawyer with Greenberg Traurig LLP			X		Chair
Jon W. Springer	49	2013	President and Chief Risk Officer, Universal Insurance Holdings, Inc.				X	X
Joel M. Wilentz, M.D.	84	1997	Founding Member of Dermatology Associates and the Centers for Cosmetic Enhancement in Florida	X	X	X

Governance Highlights

•	Six of our nine director nominees are independent.

•	Five of our directors have joined the Board since 2013.

•
Our independent directors elect our lead independent director, who chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

•
We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee, with the Audit Committee, Compensation Committee and Nominating and Governance Committee comprised exclusively of independent directors.

•	Our directors are elected annually.

•
We have outreach and engagement with our largest shareholders and have established a telephone hotline to allow shareholders to communicate any concerns to our independent directors on an anonymous basis.

•	The Board focuses on continuing director education for all directors and Board orientation for new directors.

•	The Board and each committee conduct an annual evaluation of their performance.

•	Within two years of joining the Board, each director is expected to own shares of our common stock having a value of at least $25,000.

•	Our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.

•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.

•
We renewed our focus on Environmental, Social and Governance (ES&G) practices, including an update to our risk climate survey in 2018, revitalized our digital footprint to reduce waste, and advanced our commitment to diversity and inclusion in the workplace by signing the CEO Action for Diversity & Inclusion pledge.

Performance Highlights

Our solid 2018 financial results and total shareholder return ("TSR") results reflect our execution against our strategic priorities in 2018 (comparisons are to 2017 unless otherwise specified):

Grow other states and Florida:

•	Direct premiums written overall grew by $135.0 million, or 12.8%, to $1,190.9 million.

•	Outside of Florida, direct premiums written grew by $45.7 million, or 34.6%, to $177.6 million.

•	Florida direct premiums written grew by $89.3 million, or 9.7%, to $1,013.3 million.

•	Offered Universal DirectSM in all 17 states in which the Company writes policies as of December 31, 2018.

•	UPCIC commenced writing homeowners policies in New Hampshire.

Focus on disciplined growth:

•	Diluted GAAP earnings per share increased 9.4% to $3.27.

•	Combined ratio of 87.3%.

•	Generated a Return on Average Equity ("ROAE") of 24.1% for 2018.

Maintain a strong balance sheet:

•	Year-over-year book value per share up 13.8% to $14.42.

•	Gross catastrophe losses well below 2018-2019 reinsurance first event ceiling.

•	Total unrestricted cash and invested assets up 13.9% to $1.1 billion.

Return value to shareholders:

•	Total shareholder return up 41% in 2018.

•	Declared and paid dividends per common share of $0.73, including a $0.13 special dividend in December.

•	Repurchased 688,689 shares in 2018 at an aggregate purchase price of $25.3 million.

For further details about our 2018 performance, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Total Shareholder Return (TSR) Results (1) at End of Fiscal 2018
(1) TSR results reflect reinvestment of dividends. Our Florida specialty peer group for fiscal 2018 includes United Insurance Holdings Corp., FedNat Holding Company, HCI Group, Inc. and Heritage Insurance Holdings, Inc. The 5-year TSR excludes Heritage Insurance Holdings, Inc. because it was not a public company during that entire time period.

Summary of Recent Compensation Actions

The Compensation Committee considered the results of the 2018 advisory vote to approve the compensation paid to our Named Executive Officers (the "2018 Say on Pay Vote") and also considered other factors in evaluating the Company’s executive compensation programs as discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

As a result of such evaluation, on February 27, 2019, the Company entered into a new one-year employment agreement with the Company's Chief Executive Officer, Mr. Downes (the “2019 Employment Agreement”), effective as of January 1, 2019, to squarely address the results from the 2018 Say on Pay Vote and revise the legacy three-year employment agreement from 2016. The 2019 Employment Agreement includes:

•	A base salary reduction of more than 50%,

•	Stock option grants reduced by more than 75%.

•	Performance Share Unit ("PSU") grants reduced by almost 50%,

•	Restricted Stock Unit ("RSU") grant date fair value of $783,500, and

•	Completely revised non-equity incentive award.

In addition, the Compensation Committee has already determined that Mr. Downes’s 2019 annual bonus will not exceed $3 million, which means that his annual non-equity incentive award (assuming he is awarded the maximum amount of the bonus for 2019) has been reduced by at least 55%.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated incumbent directors Scott P. Callahan, Kimberly D. Campos, Sean P. Downes, Ralph J. Palmieri, Richard D. Peterson, Michael A. Pietrangelo, Ozzie A. Schindler, Jon W. Springer and Joel M. Wilentz, M.D. for election to the Board to serve as directors until the 2020 Annual Meeting of Shareholders or until each nominee’s successor is duly elected and qualified. The Board has fixed the number of director seats on the Board at nine.
The nominees have consented to be named in this Proxy Statement as director nominees and have indicated their intent to serve if elected. If any nominee becomes unavailable for any reason, or if any vacancy in the slate of directors to be elected at the meeting should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee or to fill such vacancy on the Board.
A director nominee must receive the affirmative vote of the majority of votes cast at the annual meeting in order to be elected. If elected, each nominee is expected to serve until the 2020 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified. Otherwise, if a director nominee fails to receive the affirmative vote of the majority of votes cast, then he or she shall promptly tender his or her resignation to the Board, and the Board, taking into account the recommendation of the Nominating and Governance Committee, shall subsequently determine whether to accept or reject the resignation, or whether other action should be taken.

THE BOARD RECOMMENDS A VOTE FOR EACH OF ITS NOMINEES FOR ELECTION AS DIRECTORS.

Director Nominees

The current directors of the Company are set forth below, each of whom is also a director nominee. If elected, each nominee is expected to serve until the 2020 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified.

Name	Age	Position	Date of Joining the Board
Scott P. Callahan	65	Director	2013
Kimberly D. Campos	41	Director, Chief Information Officer and Chief Administrative Officer	2017
Sean P. Downes	49	Chairman and Chief Executive Officer	2005
Ralph J. Palmieri	71	Director	2014
Richard D. Peterson	51	Director	2014
Michael A. Pietrangelo	76	Director	2010
Ozzie A. Schindler	50	Director	2007
Jon W. Springer	49	Director, President and Chief Risk Officer	2013
Joel M. Wilentz, M.D.	84	Director	1997

Scott P. Callahan became a director of the Company in 2013. Mr. Callahan has more than thirty years’ experience in the property and casualty reinsurance industry. Mr. Callahan currently serves as President and Managing Member of SPC Global RE Advisors LLC, a consulting firm specializing in reinsurance matters, a position he has held since 2013. Until 2011, Mr. Callahan served as Executive Vice President of Everest Reinsurance Holdings, Inc. and Everest Reinsurance Company since 2002. Mr. Callahan also served as a director of Everest Reinsurance Company from 2001 to 2011, a director of Everest International Reinsurance, Ltd. from 2003 to 2007, and director of Everest Reinsurance (Bermuda), Ltd. from 2001 to 2007. His broad knowledge of the reinsurance industry allows Mr. Callahan to provide valuable perspective to the Board, particularly on matters related to the Company’s reinsurance program.

Kimberly D. Campos (formerly Cooper) became a director of the Company in 2017. Ms. Campos joined the Company in 2007 and became Chief Administrative Officer in June 2015 and Chief Information Officer in February 2015. Prior to assuming these roles, Ms. Campos spent eight years in the Company’s internal audit department, serving as both IT Manager and then IT Audit Director. She managed IT general controls reviews and new application deployment and performed ongoing security and risk awareness training to improve operational efficiencies and ensure ongoing compliance with regulatory requirements. Ms. Campos brings to the Board significant experience in information technology, risk management, regulatory compliance and operational efficiency practices.

Sean P. Downes became Chairman and Chief Executive Officer of the Company in 2013. Mr. Downes also served as President of the Company from 2013 to March 10, 2016. Prior to becoming President and Chief Executive Officer, Mr. Downes served as Senior Vice President and Chief Operating Officer of the Company since 2005 and Chief Operating Officer of UPCIC, a wholly-owned subsidiary of the Company, since 2003. Mr. Downes has served as a director of the Company since 2005 and as a director of UPCIC since 2003. Prior to joining UPCIC, Mr. Downes was Chief Operating Officer of Alder Adjusting Corporation (formerly Universal Adjusting Corporation), a wholly-owned subsidiary of the Company, from 1999 to 2003. As an experienced financial and operational leader within the insurance industry, Mr. Downes brings to the Board a broad understanding of the strategic priorities and operational demands facing the Company.

Ralph J. Palmieri became a director of the Company in 2014. Mr. Palmieri has more than 40 years of experience in the insurance and reinsurance industries. Mr. Palmieri served in various capacities with The Hartford Insurance Group and its subsidiaries from 1976 until his retirement in 2007, including Senior Vice President, Specialty Lines, for The Hartford and President and Chief Operating Officer of The Hartford’s surplus lines subsidiary, First State Management Group (formerly known as Cameron and Colby Co.), from 1988 to 2007. Mr. Palmieri brings an acute understanding of the insurance and reinsurance industries and executive leadership experience to the Board.

Richard D. Peterson became a director of the Company in 2014. Mr. Peterson has over 20 years of experience in the areas of executive management, finance and accounting. Mr. Peterson served as the Chief Financial Officer of Dermavant Sciences, Inc., a position he held from 2018 to 2019. From 2017 to 2018, Mr. Peterson was the Chief Financial Officer of Sienna Biopharmaceuticals, Inc., a public pharmaceutical company. Mr. Peterson also served as Chief Financial Officer of Novan, Inc., a public pharmaceutical company,from 2015 to 2017. Mr. Peterson served in various executive roles at Medicis Pharmaceutical Corporation from 1995 to 2012, including as Executive Vice President, Chief Financial Officer and Treasurer from 2008 to 2012. Mr. Peterson has an understanding of corporate governance matters and experience with financial reporting and executive leadership that make him a valued member of our Board.

Michael A. Pietrangelo became a director of the Company in 2010. Since 1998, Mr. Pietrangelo has practiced law and has been of counsel to the firm of Pietrangelo Cook, PLC. Mr. Pietrangelo is admitted to the bars of the states of New York and Tennessee and the District of Columbia. He served on the board of directors of MRI Interventions Inc., a publicly traded research and development company, from 2010 to 2014, and he currently serves on the board of directors of the American Parkinson Disease Association, a not-for-profit organization focused on serving the Parkinson’s community. Mr. Pietrangelo also serves as the managing partner of The Theraplex Company, LLC, a privately held skin care company. He brings valuable experience to the Board in corporate governance, legal and financial matters as a result of his positions as a lawyer, executive and director of privately held and public companies, as well as nonprofit organizations.

Ozzie A. Schindler became a director of the Company in 2007. Mr. Schindler has been a shareholder with the law firm of Greenberg Traurig LLP since 2005, specializing in all aspects of international tax planning. He is admitted to both the Florida and New York bars. Mr. Schindler provides strong regulatory, accounting, financial, risk analysis, internal audit, compliance, corporate governance and administrative skills and experience to the Board.

Jon W. Springer became a director of the Company in 2013. Mr. Springer became President and Chief Risk Officer of the Company as of March 10, 2016. Prior to taking on such role, he served as an Executive Vice President and Chief Operating Officer of the Company since 2013. Mr. Springer was an Executive Vice President of Evolution Risk Advisors, Inc. (formerly Universal Risk Advisors, Inc.), a wholly-owned subsidiary of the Company, from 2006 through 2008, and an Executive Vice President of Blue Atlantic Reinsurance Corporation (“Blue Atlantic”), a wholly-owned subsidiary of the Company, from 2008 to 2013. Before joining Evolution Risk Advisors, Inc. in 2006, Mr. Springer was an Executive Vice President of Willis Re, Inc. and was responsible for managing property and casualty operations in its Minneapolis office. Mr. Springer brings to the Board extensive experience in the property and casualty insurance industry, including with respect to reinsurance arrangements.

Joel M. Wilentz, M.D. became a director of the Company in 1997. Dr. Wilentz is one of the founding members of Dermatology Associates, founded in 1970, and of the Centers for Cosmetic Enhancement in Florida. He is a former member of the Board of Directors of the Neurological Injury Compensation Association for the State of Florida. Dr. Wilentz is, at present, a member of the Board of Governors of Nova Southeastern University. Dr. Wilentz’s general business acumen and deep understanding of the Florida business, professional and regulatory environment allow him to provide independent guidance to the Board on a wide variety of general corporate and strategic matters.

Board Membership Criteria and Nominations

In selecting candidates for director, the Nominating and Governance Committee looks for individuals with strong personal attributes including:

•	Integrity: Directors should demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors should be willing to be accountable for their decisions as directors.

•	Judgment: Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors should interact with each other in a manner that encourages responsible, open, challenging and inspired discussion.

•	High Performance Standards: Directors should have a history of achievements that reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors should be committed to, and enthusiastic about, their service on the Board.

•	Courage: Directors should possess the courage to express views openly, even in the face of opposition.

Our Board values diversity in selecting nominees to serve on our board, but maintains no formal policy regarding Board membership diversity. In nominating directors, the Board considers, among other things, functional areas of experience, educational background, employment experience and leadership performance.
The Board generally believes that the Nominating and Governance Committee and the Board are best situated to identify candidates with appropriate industry and related expertise to meet the Company’s needs; however, we will carefully consider any director nominees recommended by shareholders. If a shareholder desires to formally propose a director nominee at the annual meeting, or to put a proposal on the agenda for the annual meeting, our bylaws establish an advance notice procedure that must be complied with in order to do so.

Corporate Governance Framework

The Board’s leadership structure is designed to ensure that authority and responsibility are effectively allocated between the Board and management. In addition to our strong corporate governance practices and the key oversight roles of our lead independent director and committee chairs, each as described below, all directors share equally in their responsibilities as members of the Board and take seriously the charge of leading the Company on behalf of our shareholders. Our corporate governance framework reflects our commitment to independence and corporate responsibility and to promote achievement of our financial goals through responsible development and execution of corporate strategy. Our governance framework enables independent and skilled directors to provide oversight, advice and counsel to promote the interests of the Company and our shareholders. Our governance framework is established and evidenced by our Corporate Governance Guidelines (“Governance Guidelines”), Code of Business Conduct and Ethics (“Code of Conduct”), our risk management program and our commitment to transparent financial reporting. Our Governance Guidelines, Code of Conduct and the charters of each Board committee are available at www.universalinsuranceholdings.com. The Board, along with management, regularly reviews our policies and procedures, charters and practices to ensure that they are appropriate and reflect desired standards of corporate governance.

Governance Highlights
The following chart highlights our corporate governance practices and principles.

Board Independence	•	Six of our nine director nominees are independent.
	•	Messrs. Downes and Springer and Ms. Campos are the members of management who serve as directors.
Board Composition	•
The Nominating and Governance Committee regularly reviews Board performance, assesses gaps in skills or experience on the Board and periodically recommends new directors to add a fresh perspective to the Board while maintaining continuity and valuable historic knowledge.

	•	Five of our directors have joined the Board since 2013
Lead Independent Director	•	Our independent directors elect our lead independent director.
•
Our lead independent director chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

Board Committees	•	We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee.
	•	Our Compensation Committee, Audit Committee and Nominating and Governance Committee are each comprised exclusively of independent directors.
	•	Chairs of the Board committees shape the agenda and information presented to their committees.
Board Oversight of Risk Management	•
The Board seeks to ensure that material risks are identified and managed appropriately, and the Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management.

Accountability	•	Our directors are elected annually.
	•	We have outreach and engagement with our largest shareholders and have established a mechanism to allow shareholders to communicate anonymously any concerns to our independent directors.
Open Communications	•	Our committees report to the Board regularly.
	•	The Board promotes open and frank discussions with management.
	•	Our directors have free access to members of management and other employees and are authorized to hire outside consultants or experts at the Company’s expense.
Director Education	•	The Board focuses on continuing director education for all directors and Board orientation for new directors.
Self-Evaluations	•	The Board and each committee conduct annual evaluations of their performance.
Succession Planning	•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.
Director Stock Ownership	•	Within two years of joining the Board, each director is expected to hold shares of our common stock having a value of at least $25,000.
Clawback Policy; No Hedging or Pledging	•	We have a compensation clawback policy designed to mitigate risk in connection with executive compensation.
•
Our directors, executive officers and senior accounting and finance personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.

Board and Committee Meetings
Meetings of the Board are held regularly each quarter and as may otherwise be required. The Board held 4 meetings during 2018. We encourage directors to attend the annual meeting of shareholders and expect that they will attend. All of our directors then in office were present at the 2018 Annual Meeting of Shareholders. In addition, all of our directors attended at least 75% of the meetings of the Board and the committees on which they served during 2018.
Board Leadership Structure
The Board believes that it is important to retain flexibility in determining the best leadership structure for the Company as our needs may change over time. The roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The roles of Chairman and Chief Executive Officer of the Company are currently held by the same person, Sean P. Downes. The Board believes that our shareholders are best served at this time by having Mr. Downes fill both positions. Mr. Downes’s tenure and experience with the Company make him the most familiar with the business and challenges the Company faces in the current business environment. His experience and expertise make him the most appropriate person to set agendas for, and lead discussions of, strategic matters affecting our business at this time. Moreover, this structure enables Mr. Downes to act as a bridge between management and the Board and helps to promote unified leadership and direction. The Board believes this structure, together with a strong lead independent director, currently provides appropriate leadership for the Company and facilitates effective communications between the Board and management. Our Chairman is appointed annually by all the directors. The Chairman’s responsibilities, in addition to providing general leadership to the Board, include calling and presiding at Board and shareholder meetings and preparing meeting schedules, agendas and materials.
Independence of Our Directors
NYSE rules require that at least a majority of our directors be independent of the Company and management. The Board has determined that each of our directors, other than Messrs. Downes and Springer and Ms. Campos, is an “independent director,” as such term is defined by NYSE rules. In making such independence determination with regard to Mr. Ralph Palmieri, the Board considered that Mr. Palmieri’s son, Matthew J. Palmieri, is employed as President of Blue Atlantic, a wholly-owned subsidiary of the Company, and has been with the Company since June 2006. Matthew Palmieri is not an executive officer of the Company. See “Certain Relationships and Related-Party Transactions” for additional details regarding Matthew Palmieri’s employment with Blue Atlantic. In addition, Darryl L. Lewis, who served on the Board during 2018 until he accepted a position as Chief Legal Officer of the Company, was determined to be independent during his service.
Lead Independent Director; Meetings of Independent Directors
Michael A. Pietrangelo has served as the lead independent director since 2014. Our independent directors met six times in executive session in 2018. Our lead independent director presides over all executive sessions of our independent directors, facilitates communication between management and our independent directors and is available for consultation with major shareholders and other constituencies, as appropriate. Interested parties may anonymously communicate any concerns to our independent directors, including our lead independent director, by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters.
Board and Committee Annual Evaluations
At the direction of the Nominating and Governance Committee, the Board annually conducts a self-evaluation aimed at enhancing effectiveness. The Board consults with an outside law firm as an external evaluator. This evaluation process also considers individual director performance. The annual assessment process is a key governance tool used by the Nominating and Governance Committee to solicit feedback in a number of areas, including overall effectiveness, communications with management and committee structures. Each committee also performs an annual self-evaluation, which includes an assessment of its effectiveness and a review of the committee charter and other relevant governance practices and procedures. The Nominating and Governance Committee periodically reviews and assesses the evaluation process as well.
The Board’s Role in Risk Oversight
Risk is an inherent part of our business, and effective risk management is a top Board priority. Risk management and key risks identified by management are overseen by the Board and its committees. These include material operational, financial, compensation and compliance risks. The Board and management also focus on privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the Company’s information and that of our customers. The Board, through its committees, also oversees the Company's dedicated Enterprise Risk Management (“ERM”) function, as described below.
Our Board committees also help manage risk. The Audit Committee performs a central oversight role with respect to financial and compliance risks. As part of its responsibilities, the Audit Committee discusses with management the Company’s policies and guidelines governing the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Investment Committee considers risks related to the investment of the Company’s securities portfolio and the Company’s investment strategy. The Risk Committee assists in managing risk by developing and overseeing the risk management process and systems of internal controls intended to provide assurance that the Company has identified and evaluated key enterprise risks and implemented mitigating controls. The Risk Committee receives a comprehensive periodic risk report, which describes the Company’s key risk exposures using quantitative and qualitative assessments and includes information about breaches or exceptions. The Compensation Committee considers risk in connection with its design of compensation programs for our executives, including confirming that the compensation program does not encourage unnecessary risk taking, as more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement. The Nominating and Governance Committee assists in managing risk by regularly reviewing the Company’s governance practices and the composition of the Board and its committees, including with regard to director independence.
Enterprise Risk Management
We maintain a dedicated ERM function that is responsible for analyzing and reporting the Company’s risks; facilitating monitoring to ensure the Company’s risks remain within its appetites, limits and tolerances; and ensuring, on an ongoing basis, that our ERM objectives are met. This includes ensuring that proper risk controls are in place; risks are effectively identified, assessed, and managed; and key risks to which the Company is exposed are appropriately disclosed. The ERM function plays an important role in fostering the Company’s risk management culture and practices.
In light of the segment of the insurance industry in which we operate, we maintain a moderate to high appetite for underwriting risk, which seeks to provide profitable growth for our shareholders while managing our risk with disciplined pricing and portfolio management standards. We mitigate our underwriting risk with sound reinsurance protection, effective operational policies and procedures, and capital management strategies.
Enterprise Risk Management Framework
Our ERM framework provides a platform to assess the risk/return profiles of risks throughout the organization to enable enhanced decision-making by business leaders. A certain level of risk is inherent in the business activities of the Company. Therefore, there is a strong risk management culture and ERM framework embedded within the organization. The level of acceptable risk is memorialized in the Company’s risk appetite and tolerance statements and is based on the tradeoff of assumed risk versus the expected value of the opportunity or how much risk the Company is willing to accept in the pursuit of value. The risk appetite is articulated as the overall statement that describes the Company’s risk-reward profile while highlighting the types and level of risks assumed in pursuit of the Company’s business objectives. The tolerance statements are established for all key risk categories and are expressed as a measure of the level of variation around business objectives that the Company is willing to accept. Both the risk appetite and tolerance statements are reviewed, refreshed as necessary and approved annually to adjust with the desired level of risk exposure.
Proactive monitoring and reporting enable early detection and mitigation of emerging risks. The Risk Committee reviews the risk appetite and tolerance statements and oversees the design of the framework. The framework supports the acceptable level of risk which is the basis of the decision‐making of management and ultimately the Board. The Company has devoted significant resources to developing its ERM program and expects to continue to do so in the future.
Code of Business Conduct and Ethics
Our Code of Conduct is a critical component in helping us maintain high professional standards. We also provide an internal reporting hotline, through which employees can anonymously report suspected violations of the Code of Conduct or other policies. Suspected violations of the Code of Conduct are investigated by the Company and may result in disciplinary action. The Code of Conduct is publicly available on our website at www.universalinsuranceholdings.com. The Audit Committee annually reviews our Code of Conduct for changes, as appropriate. In the event of an amendment to the Code of Ethics, or a waiver from a provision of the Code of Ethics granted to a senior executive officer, the Company intends to post such information on its website.

Governance Guidelines
Our Governance Guidelines address director independence standards, conflicts of interest, meeting and committee procedures, Board membership criteria, director qualifications and duties and succession planning, among other pertinent governance matters. Our Governance Guidelines are publicly available on our website at www.universalinsuranceholdings.com. The Nominating and Governance Committee annually reviews the Governance Guidelines for changes, as appropriate.
Shareholder Communications
We have established a process for shareholders to send communications to the Board. Shareholders may anonymously communicate any concerns regarding the Company to our independent directors by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters. Upon receipt of any shareholder concerns, our independent directors have discretion whether to convey any such information to our full Board. Shareholders may send other general communications to our Company by mail to our Secretary, Stephen J. Donaghy, at Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.
We proactively engage with our shareholders on a variety of topics, including governance and executive compensation matters.
Corporate Responsibility
Our shareholders, customers and other stakeholders have increasingly expressed interest in our environmental, social and governance (“ESG”) practices. We value being a responsible corporate citizen. We are continually evaluating our strategic approach to corporate responsibility and have implemented various initiatives to address ESG issues.

Sustainability

•
We conducted a Risk Climate Survey in 2016 to identify climate change-related risks and develop a risk management plan. Last updated in August 2018, the report (i) considers a plan to assess, reduce or mitigate emissions in our operations; (ii) identifies climate change-related risks and assessing the degree that they could affect our business; and (iii) identifies steps we have taken to encourage policyholders to reduce losses caused by climate change-influenced events.

•
In an effort to reduce our paper consumption and more efficiently deliver services to our customers, we revitalized our digital presence to enable our customers to submit claims and view documents electronically through our website.

•
In addition, during 2018 we developed a plan to further educate consumers how to prepare, protect, and recover to reduce potential losses by climate change-influenced and other events, which culminated with a February 2019 launch of our online consumer content resource CloveredSM.

•	We have also reduced our energy footprint by assigning hybrid vehicles to field agents and making certain adjustments in our office buildings, such as transitioning to energy-efficient LED lighting.

Social Impact

•
We support various charitable organizations through our philanthropic giving and volunteer efforts. We partner with local and national organizations that reflect our vision and values and harness the power of our employees to engage in various charitable efforts.

•
We continue our support of diversity and inclusion to create an inclusive culture, and deliver a sustainable talent model to enhance performance and broaden perspectives. 48% of our workforce is made up of women and 68% are diverse. 23% of our leadership positions are made up of women and 56% are held by diverse employees.

•
We are invested in the communities in which we do business. We regularly engage with and support our communities, including through outreach efforts during major storms and organizing beach cleanup events. We have paid out hundreds of millions of dollars in claims over the years, along with our reinsurance partners, to help our customers get back on their feet after challenging disasters, and we have consciously strived to maintain our presence in hard and soft markets over the years.

•	We also contribute to organizations that positively impact our communities, such as:

◦	Step Up For Students, a state-approved nonprofit scholarship funding organization that helps administer scholarships for Florida schoolchildren

◦	Habitat for Humanity South Palm Beach Chapter

◦	St. Baldrick’s “Brave the Shave,” a fundraising event to benefit research to fight childhood cancer

◦
InVEST school to work program for students. InVEST is an insurance-education program offered in high schools and community colleges that is designed to develop the insurance work force of the future. InVEST programs are active in 650 schools nationally with more than 30 in Florida.

◦	“Light the Way” event sponsor for The Boys and Girls Club

◦	Also participated in various initiatives with local organizations to donate school supplies, collect food pantry items and give holiday toys to children in need.

•
Our employees are a cornerstone of our operations, and we take their health and wellness seriously. We provide our employees with health and dental insurance, life insurance and AD&D, short-term disability insurance, employee assistance program, prescription discounts, gym memberships, and a matching 401(k) program.

•	In 2019, our Chairman and CEO, Sean Downes, advanced our commitment to diversity and inclusion in the workplace by signing the CEO Action for Diversity & Inclusion pledge.

Corporate Governance and Ethics

•
We are committed to promoting corporate responsibility and achievement of our financial goals through responsible development and execution of corporate strategy. The Board provides continuing oversight of our governance process. With a commitment to ethics, we conduct our business in accordance with our Code of Conduct, which emphasizes treating all employees and customers with fairness, decency and good citizenship. We also conduct employee ethics training modules on an annual basis. For more information on our governance practices, see “Governance Highlights” and the accompanying discussion above.

Committees and Committee Chairs

The Board has appointed strong committee chairs to lead each Board committee in its respective area. All committee chairs are independent and appointed annually by the Board. Committee chairs are responsible for setting meeting agendas, presiding at committee meetings, facilitating open communications with the Board and management and working directly with management in connection with committee matters. Our committees have the authority and the resources to seek legal or other expert advice from independent sources. Each committee reports its actions and recommendations to the full Board on a regular basis.
The following table sets forth the current committee membership, chairpersons and “audit committee financial experts” for our Company:

		Nominating & Governance Committee	Investment Committee	Compensation Committee	Audit Committee	Risk Committee
Scott P. Callahan	I	Chairperson	Member
Kimberly D. Campos						Member
Sean P. Downes	C		Member
Ralph J. Palmieri	I		Chairperson
Richard D. Peterson	I, E			Member	Chairperson
Michael A. Pietrangelo	I, LD	Member		Chairperson
Ozzie A. Schindler	I, E				Member	Chairperson
Jon W. Springer			Member			Member
Joel M. Wilentz, M.D.	I	Member		Member	Member
I - Independent director; C - Chairman of the Board; LD - Lead Director; E - Audit Committee Financial Expert

Audit Committee
The Audit Committee provides oversight of the Company’s financial management, internal audit department and independent auditor. The Audit Committee oversees the quality and effectiveness of the Company’s internal controls, which provide reasonable assurance that assets are safeguarded and that financial reports are properly prepared. The Audit Committee also reviews and monitors the Company’s financial reporting procedures, compliance and disclosure, including overseeing the preparation of financial statements. In performing these functions, the Audit Committee meets periodically with the independent auditor, management and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints and evaluates the performance of the independent auditor.

•	The Audit Committee held 5 meetings in 2018.

•	The Board has determined that Messrs. Peterson and Schindler are each an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K promulgated by the SEC.

•	The Audit Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Audit Committee annually reviews its charter to determine whether any changes are appropriate.
Compensation Committee
The Compensation Committee is responsible for establishing and overseeing the Company’s executive compensation philosophy and principles, reviewing and recommending for approval by the independent directors the compensation for and employment agreement with our Chief Executive Officer, approving the compensation for and employment agreements with certain other executive officers, establishing and evaluating performance-based goals related to compensation, overseeing the design and administration of the 2009 Omnibus Incentive Plan, as amended from time to time (“Omnibus Plan”), and reviewing, and recommending for approval by the full Board, the compensation for our independent directors.

•	The Compensation Committee held 6 meetings in 2018.

•	The Compensation Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Compensation Committee annually reviews its charter to determine whether any changes are appropriate.
Nominating and Governance Committee
The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board. It assists the Board by identifying individuals qualified to become directors and recommends to the Board nominees for the next annual meeting of shareholders and to fill vacancies in membership of the Board as they occur; recommends to the Board nominees for each committee of the Board; and considers matters relating to corporate governance generally, including assessing the adequacy of our corporate governance policies and procedures and making recommendations to the Board, as appropriate, regarding modifications to such policies and procedures, including our Governance Guidelines and our certificate of incorporation and bylaws. The Nominating and Governance Committee also oversees the director self-evaluation process and is responsible for maintaining orientation and continuing education programs for all directors.

•	The Nominating and Governance Committee held 4 meetings in 2018.

•	The Nominating and Governance Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Nominating and Governance Committee annually reviews its charter to determine whether any changes are appropriate.
Investment Committee
The Investment Committee’s responsibilities include monitoring whether the Company has adopted and adheres to a rational and prudent investment strategy; monitoring whether investment actions are consistent with the Company’s investment strategy, financial objectives and business goals; monitoring compliance with legal and regulatory requirements pertaining to investment and capital management; and assessing the competence and performance of the Company’s third-party investment advisers. The Investment Committee does not make operating decisions about market timing, sector rotation or security selection, which are the responsibilities of management and the Company’s third-party investment advisers.

•	The Investment Committee held 3 meetings in 2018.

•	The Investment Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Investment Committee annually reviews its charter to determine whether any changes are appropriate.
Risk Committee
The Risk Committee’s responsibilities include designing, implementing and maintaining an effective risk management framework; evaluating and addressing risk management and capital management matters affecting the Company related to the design and implementation of the Company’s risk management framework; assessing the Company’s ERM capabilities; maintaining a risk-aware corporate culture; and developing risk tolerance protocols and procedures.

The Risk Committee annually reviews the Company’s risk tolerance levels, risk appetite statements and risk management policy.

•	The Risk Committee held 4 meetings in 2018.

•	The Risk Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Risk Committee annually reviews its charter to determine whether any changes are appropriate.

Compensation Committee Interlocks and Insider Participation

Richard D. Peterson, Michael A. Pietrangelo and Joel M. Wilentz, M.D. served as members of the Compensation Committee during 2018. There are no Compensation Committee interlocks, meaning that none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity for which any of our directors served as an executive officer at any time during 2018.
No compensation committee member is or was an employee or officer of the Company or has any relationship with the Company requiring disclosure as a related party transaction.

Director Compensation

Each independent director currently receives an annual cash retainer of $85,000. In light of the workload and broad responsibilities of their positions, the Chairs of our Board committees each receive an additional annual cash retainer of $15,000. The independent directors are also entitled to receive discretionary grants of non-qualified stock options under our Omnibus Plan.

Messrs. Downes and Springer and Ms. Campos are employees of the Company and do not receive additional compensation for their Board service.

Director Summary Compensation Table
The table below summarizes the compensation paid to our independent directors for the fiscal year ended December 31, 2018.

Name	Fees Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Scott P. Callahan (2)	$85,000	—	$85,000
Darryl L. Lewis (3)	$58,333	—	$58,333
Ralph J. Palmieri	$100,000	—	$100,000
Richard D. Peterson	$100,000	—	$100,000
Michael A. Pietrangelo	$100,000	—	$100,000
Ozzie A. Schindler (4)	$91,250	—	$91,250
Joel M. Wilentz, M.D.	$85,000	—	$85,000

(1)
As of December 31, 2018, the number of equity awards (in the form of stock options) that were outstanding for each independent director was as follows: Mr. Callahan 30,000, Mr. Palmieri 20,000, Mr. Peterson 49,200, Mr. Pietrangelo 20,000, Mr. Schindler 40,000 and Mr. Wilentz 20,000.

(2)
Mr. Callahan was appointed the Chair of the Nominating & Governance Committee on August 1, 2018, when Mr. Lewis resigned as a director. Mr. Callahan was compensated for his services as Chair on a prorated basis from August 1, 2018 to December 31, 2018, with such prorated payment made in 2019. Accordingly, this prorated amount is not reflected in the table above.

(3)
On August 1, 2018, Mr. Lewis resigned as a director and accepted a position as Chief Legal Officer of the Company. Mr. Lewis received compensation as a director only for the portion of the year that he served in such capacity.

(4)
Mr. Schindler was appointed the Chair of the Risk Committee on August 1, 2018, when Mr. Lewis resigned as a director. Mr. Schindler was compensated for his services as Chair on a prorated basis from August 1, 2018 to December 31, 2018. This prorated amount was paid in 2018 and is reflected in the table above.

Stock Ownership Guidelines; No Hedging or Pledging Shares
We believe that our directors should be personally invested in the Company alongside our shareholders. It is expected that, within two years of joining the Board, each director will own shares of our common stock having a value of at least $25,000. Additionally, our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.
Each director is currently in compliance with these guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of Forms 3, 4 and 5 provided to us and written representations by the Reporting Persons, we believe that, for the year ended December 31, 2018, all of the Reporting Persons timely filed their Section 16 reports.

Executive Officers
Our executive officers are elected annually by the Board and serve at the discretion of the Board. The current executive officers of the Company are as follows:

Name	Age	Position
Sean P. Downes	49	Chairman and Chief Executive Officer
Jon W. Springer	49	President, Chief Risk Officer and Director
Stephen J. Donaghy	54	Chief Operating Officer and Secretary
Frank C. Wilcox	53	Chief Financial Officer
Kimberly D. Campos	41	Chief Administrative Officer, Chief Information Officer and Director

Our executive officers are collectively referred to in this Proxy Statement as our “Named Executive Officers” or “NEOs.” Biographical information about our Named Executive Officers is as follows.
Sean P. Downes. For biographical information on Sean P. Downes, see “Director Nominees.”
Jon W. Springer. For biographical information on Jon W. Springer, see “Director Nominees.”
Stephen J. Donaghy became the Chief Operating Officer of the Company as of March 10, 2016, and Secretary in February 2013. He also served as our Chief Marketing Officer from January 2015 to March 2016, Chief Administrative Officer from February 2013 to June 2015, Chief Information Officer from 2009 to February 2015 and Executive Vice President since 2006. Before joining the Company, Mr. Donaghy held various executive positions at JM Family Enterprises, a private company, including Vice President of Strategic Initiatives, Vice President of Sales and Marketing and Senior Information Officer.
Frank C. Wilcox became the Chief Financial Officer and Principal Accounting Officer of the Company and Chief Financial Officer and Treasurer of the Company’s wholly-owned insurance subsidiaries in 2013. Mr. Wilcox served as the Company’s Vice President – Finance from 2011 to 2013. Prior to joining the Company, Mr. Wilcox held senior corporate accounting positions with Burger King Corporation (2006 to 2011) and BankUnited (2000 to 2006), as well as various auditing, finance, accounting and SEC reporting positions from 1989 to 2000 at Coopers & Lybrand, Blackstone, Dean Witter, CSFB and American Express. Mr. Wilcox has been licensed as a certified public accountant in New York since 1996.
Kimberly D. Campos. For biographical information on Kimberly D. Campos, see “Director Nominees.”

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement on pages 18-36 (the “Say on Pay Vote”). Although the voting results are not binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters, and the Compensation Committee will consider the voting results when evaluating our executive compensation program.

Following last year's Say on Pay Vote, the Compensation Committee and senior management evaluated how to be responsive to the concerns of shareholders. This evaluation and actions taken in response are further discussed below under the heading "Recent Developments—Response to 2018 Say on Pay Vote."
We believe that our executive compensation program aligns the interests of the Company’s executives and other key employees with those of the Company and its shareholders. The program is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability.
We ask for your advisory approval of the following resolution:
“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to Universal Insurance Holdings, Inc.’s Named Executive Officers, as described in this Proxy Statement on pages 18-36.”

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Compensation Discussion and Analysis

We believe that the compensation provided to the Named Executive Officers for 2018 is aligned with our pay-for-performance philosophy and our overall business performance as evidenced by the key financial and operational milestones presented on pages 4-5 and 19-20 of this Proxy Statement.

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program and compensation principles. The Compensation Committee oversees our compensation program for our Named Executive Officers and the equity compensation program for the Company’s employees generally. All of our executive officers are Named Executive Officers.

The Compensation Committee designs our executive compensation program to:

•	attract, retain and reward high-performing executives who will work well as a team to drive Company growth and profitability;

•	increase long-term value for shareholders;

•	balance both short- and long-term focus;

•	manage the Company in a prudent and responsible manner; and

•	maintain and enhance the Company’s reputation for operational excellence.

In making its decisions, the Compensation Committee takes into account, among other things:

•	the Company’s performance;

•	shareholder alignment;

•	the voting results of the annual say on pay resolution;

•	individual performance;

•	the Company’s executive retention needs;

•	the recommendations of the Chief Executive Officer;

•	the terms of applicable employment agreements with the Named Executive Officers; and

•	the advice of the Compensation Committee’s independent compensation consultant and outside legal counsel.

Performance Highlights

Our solid 2018 financial results and total shareholder return ("TSR") results reflect our execution against our strategic priorities in 2018 (comparisons below are to 2017 unless otherwise specified):

Grow other states and Florida:

•	Direct premiums written overall grew by $135.0 million, or 12.8%, to $1,190.9 million.

•	Outside of Florida, direct premiums written grew by $45.7 million, or 34.6%, to $177.6 million.

•	Florida direct premiums written grew by $89.3 million, or 9.7%, to $1,013.3 million.

•	Offered Universal DirectSM in all 17 states in which the Company writes policies as of December 31, 2018.

•	UPCIC commenced writing homeowners policies in New Hampshire.

Focus on disciplined growth:

•	Diluted GAAP earnings per share increased 9.4% to $3.27.

•	Combined ratio of 87.3%.

•	Generated a ROAE of 24.1% for 2018.

Maintain a strong balance sheet:

•	Year-over-year book value per share up 13.8% to $14.42.

•	Gross catastrophe losses well below 2018-2019 reinsurance first event ceiling.

•	Total unrestricted cash and invested assets up 13.9% to $1.1 billion.

Return value to shareholders:

•	TSR up 41% in 2018.

•	Declared and paid dividends per common share of $0.73, including a $0.13 special dividend in December.

•	Repurchased 688,689 shares in 2018 at an aggregate purchase price of $25.3 million.

For further details about our 2018 performance, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Total Shareholder Return (TSR) Results(1) at End of Fiscal 2018
(1) TSR results reflect reinvestment of dividends. Our FL specialty peer group for fiscal 2018 includes United Insurance Holdings Corp., FedNat Holding Company, HCI Group, Inc. and Heritage Insurance Holdings, Inc. The 5-year TSR excludes Heritage Insurance Holdings, Inc. because it was not a public company during that entire time period.

Recent Developments

Response to 2018 Say on Pay Vote
At the 2018 Annual Meeting, the Company’s shareholders did not approve the say on pay resolution with respect to the compensation paid to the Company’s Named Executive Officers as disclosed in the 2018 proxy statement. Of the votes cast, the say-on-pay resolution received 42% in favor. Similarly, at the 2017 Annual Meeting, the say on pay resolution received 47% of the votes cast in favor. The failure to receive a majority of votes in favor at both meetings likely resulted from the fact that the two major proxy advisory firms, Institutional Shareholder Services and Glass Lewis, both recommended against the say on pay resolution primarily because our CEO’s compensation was deemed to be excessive.
After the 2018 meeting, the Compensation Committee and senior management evaluated how to be responsive to the concerns of shareholders as reflected in the say on pay vote, particularly in view of the fact that Mr. Downes’s employment agreement, which was entered into on January 12, 2016 (the “2016 Employment Agreement”), did not expire until December 31, 2018.
Although Mr. Downes and the Compensation Committee sought to amend the 2016 Employment Agreement, their ability to do so was hampered by the Tax Cuts and Jobs Act (“Tax Act”), which was enacted on December 22, 2017. Prior to the Tax Act, the Internal Revenue Code of 1986, as amended, permitted public companies to deduct performance-based compensation paid to a “covered employee” (generally, the Named Executive Officers other than the CFO). The Tax Act eliminated this deduction, effective for 2017, but grandfathered compensation paid pursuant to certain written binding contracts in place on November 2, 2017 (such as the 2016 Employment Agreement) provided they are not materially modified.
As we noted in the 2018 Proxy Statement, in early 2018, Mr. Downes proposed an arrangement pursuant to which he would surrender the $4.4 million of stock options and $3.0 million of PSUs he was entitled to receive in 2017 pursuant to the terms of his 2016 Employment Agreement and would forgo the $4.4 million and $3.0 million of stock options and PSUs, respectively, that he was entitled to receive in 2018.
The Company evaluated the financial accounting and tax implications of any such surrender, and determined that any such action would be negative for the Company. From a financial accounting standpoint, any such surrender would accelerate the compensation expense attributable to the stock options and PSUs. From a tax standpoint, the Company was concerned that any such surrender—as well as not complying with the terms of the 2016 Employment Agreement for 2018—would be viewed as a material modification to Mr. Downes’s 2016 Employment Agreement, thereby jeopardizing the Company’s grandfathered tax deductibility for amounts paid pursuant to certain written binding contracts in place on November 2, 2017.
In view of these negative consequences, the Compensation Committee determined that it was not advisable to alter the terms of Mr. Downes’s legacy compensation arrangements, even in the face of two successive negative say on pay votes. Instead, the Compensation Committee determined to make material changes to Mr. Downes’s employment agreement for 2019.
2019 Employment Agreement for Mr. Downes
On February 27, 2019, the Company entered into the 2019 Employment Agreement, a new one-year employment agreement with Mr. Downes, effective as of January 1, 2019. The 2019 Employment Agreement is materially different than the 2016 Employment Agreement. The Compensation Committee is of the view that the 2019 Employment Agreement makes significant progress to address the shareholder feedback received with respect to the 2016 Employment Agreement. The following table compares the key provisions of both agreements:

	2016 Employment Agreement	2019 Employment Agreement
Term	3 years	1 year
Base Salary	$2,217,500	$1 million
Annual Non-Equity Incentive Award/Bonus
Calculated as 3% of Compensation Pre-Tax Income(1) if equal to or less than $125 million or 4% if more than $125 million, subject to the Company’s attainment of at least 85% of the average Compensation Pre-Tax Income for the last five years.

Determined based upon the achievement of certain financial and operational objectives determined by the Compensation Committee.

The Compensation Committee has already decided that, regardless of the Company’s operational and financial performance in 2019 and Mr. Downes’s performance in 2019, in no event will the amount of the 2019 annual bonus be greater than $3 million.

Performance Share Unit Grant	Annual grant of PSUs having a grant-date value of $3 million.	Grant of 50,000 PSUs.(2)
Restricted Stock Unit Grant	None	Grant of 25,000 RSUs.(3)
Option Grant	Annual grant of stock options having a grant date value of $4.4 million.	Grant of stock options having a grant date value of $1 million.

(1) "Compensation Pre-Tax Income" is calculated as the Company’s pre-tax income without taking into account the executive bonuses for Mr. Downes, Mr. Springer and Mr. Donaghy.
(2) Grant date fair value of $1,567,000, based on the closing stock price of $31.34 on the date of grant, March 8, 2019. The PSUs have both performance-based and time-based vesting conditions. The performance condition is to grow non-Florida premium in 2019 by 25% as compared to non-Florida premium in 2018; if this condition is met, then the PSUs will vest ratably over a three-year period beginning on the grant date.
(3) Grant date fair value of $783,500, based on the closing stock price of $31.34 on the date of grant, March 8, 2019. Half of the RSUs vested on the grant date, and the remaining RSUs vest ratably on June 1 and December 1, 2019.
Under the 2019 Employment Agreement, Mr. Downes’s base salary has been reduced by more than 50%. His stock option grant has been reduced by more than 75%. His PSU grant has been reduced by almost 50%. The structure of what has been the largest component of his compensation under the 2016 Employment Agreement—the annual non-equity incentive award—has been completely revised and is now a discretionary bonus, to be paid based on the achievement of financial and operational objectives established by the Compensation Committee. And, the Compensation Committee has already determined that Mr. Downes’s 2019 annual bonus will not exceed $3 million, which means that his annual non-equity incentive award (assuming he is awarded the maximum amount of the bonus for 2019) has been reduced by at least 55%.

Excluding the annual non-equity incentive award for 2018 and the bonus for 2019, the amount for which cannot be known until it is awarded after the year ends, the following is a table comparing the amounts awarded in 2018 and the known components of compensation for 2019:

	2018	2019
Base Salary	$2,217,500	$1,000,000
Performance Share Unit Grant	$3,604,392	$1,567,000
Restricted Stock Unit Grant	---	$783,500
Option Grant	$5,433,862	$1,000,000
Total	$11,255,754	$4,350,500

With respect to these components of compensation, the Compensation Committee has reduced Mr. Downes’s annual compensation in 2019 by more than 60% when compared to 2018.

Moreover, in view of the fact that the Compensation Committee has capped the maximum amount of Mr. Downes’s annual bonus at $3 million for 2019, we can compare the total amount of compensation that was paid to Mr. Downes in 2018 as reported in the Summary Compensation Table to the total amount of compensation that Mr. Downes is projected to receive in 2019, assuming for purposes of this comparison that he receives the maximum annual bonus of $3 million and “All other compensation” is the same amount as it was in 2018:

Total Compensation 2018 (actual)	Total Compensation 2019 (projected)
$17,923,379	$7,411,663

Accordingly, with respect to total compensation as reported in the Summary Compensation Table, the Compensation Committee will have reduced Mr. Downes’s total annual compensation in 2019 by at least 59% when compared to 2018.

2018 Compensation Components

The compensation for the Named Executive Officers in 2018 was determined by the terms of the employment agreement in place for each such officer as well as by the Compensation Committee’s discretionary decisions to grant certain equity awards to the Named Executive Officers.
Base Salary
Base salaries for each Named Executive Officer are set forth in their respective employment agreements, which are summarized below. In general, base salaries for our Named Executive Officers depend on a number of factors, including the size, scope and impact of their role, the market value associated with their role, leadership skills and values, length of service, and individual performance and contributions. The objective in setting base salaries is to provide an appropriate level of fixed compensation that will promote executive recruitment and retention.
Annual Cash Incentive Compensation
Pursuant to his 2016 Employment Agreement, Mr. Downes was entitled to receive an annual incentive award only if the Company’s Compensation Pre-Tax Income exceeds 85% of the average of the Company’s Compensation Pre-Tax Income for the prior five calendar years, which was $135.1 million for 2018. If this threshold is met, his annual incentive award will equal 3% of Compensation Pre-Tax Income if it is less than or equal to $125 million, or 4% of Compensation Pre-Tax Income if it is greater than $125 million. Pursuant to his 2018 Employment Agreement, Mr. Donaghy is entitled to receive an annual incentive award equal to 1.5% of the Company’s compensation net income, which includes the effects of Messrs. Downes’s and Springer’s annual incentive awards and estimated tax payments using the Company’s statutory rate, but not Mr. Donaghy’s annual incentive award (as calculated, the “Compensation Net Income”). In each case, these awards will be subject to the maximum shareholder-approved amount for an annual incentive award under the Omnibus Plan. For 2018, the Company’s Compensation Pre-Tax Income was $165.2 million and Compensation Net Income was $117.5 million. The Compensation Committee therefore approved annual incentive awards for 2018 of $6,606,463 for Mr. Downes and $1,762,150 for Mr. Donaghy.
Historically, Compensation Pre-Tax Income and Compensation Net Income were used to determine annual incentive compensation for our executive officers because management must focus on these performance measures to manage and operate the Company profitably and to grow the Company’s business. For 2019, as noted above, the Compensation Committee has discontinued calculating Mr. Downes’s incentive compensation as a percentage of pre-tax income, and the Compensation Committee intends to do the same for Mr. Donaghy with respect to Compensation Net Income when his current employment agreement expires at the end of 2019.
Pursuant to his 2018 Employment Agreement, Mr. Springer’s annual incentive award had a target value of $4.5 million (the “Target”) and was determined in accordance with a formula based on the Company’s ROAE, calculated on a basis that does not reflect the accrual of the annual incentive awards to Messrs. Downes, Springer and Donaghy. In order for Mr. Springer to earn any portion of the award, the Company must have achieved a ROAE of at least 10%. If the Company achieved a ROAE equal to 30%, Mr. Springer would earn 100% of the Target. Mr. Springer would earn 110% and 120% of the Target if the Company achieved a ROAE of 35% and 40%, respectively. For 2018, Company’s ROAE was 25.7%. The Compensation Committee therefore approved an annual incentive award for 2018 of $3,919,500 for Mr. Springer.
For Mr. Wilcox and Ms. Campos, their annual incentive compensation is not subject to a formulaic calculation. Based on Mr. Downes’s recommendation, the Compensation Committee awarded discretionary bonuses in the amounts of $300,000 for Mr. Wilcox and $125,000 for Ms. Campos. Mr. Downes’s recommendation was based primarily on Mr. Wilcox’s leadership of the Company’s growing finance and accounting functions and Ms. Campos’s leadership in the areas of information technology and risk management. In approving the bonus for Mr. Wilcox, the Compensation Committee also took into account input from Mr. Peterson, the Chair of the Audit Committee.

Equity Incentive Compensation
Pursuant to their employment agreements, Messrs. Downes and Springer each received grants of PSUs with an annual grant date target value of $3 million and $1 million, respectively (the number of PSUs is based on the applicable dollar value divided by the closing sale price of the Company’s common stock on the date of grant), in 2018. The PSUs are subject to both performance vesting and time vesting conditions. For each annual period, the Compensation Committee establishes a performance objective that is set at a target level intended to be challenging yet attainable. No portion of a PSU award shall be earned, and the entire amount will be forfeited, if the target level is not met. In the event the target level is met at the end of the year, two-thirds of the PSU grant will vest, and the remaining one-third will vest ratably over the following two years. The unvested PSUs (i.e., the one-third that will vest based on continued service) will be entitled to receive dividend equivalents, which amounts will be subject to the same time-based vesting conditions as the PSUs; no dividends or dividend equivalents were paid on the two-thirds of the PSU grant that vested upon completion of the performance year.
For 2018, the performance objective and target level was to increase the aggregate amount of in-force rate adequate premiums from states other than Florida by at least 25% as compared to 2017. The Company met and exceeded this target level, increasing in-force rate adequate premiums from states other than Florida by approximately 35% as compared to 2017. Growth in non-Florida premiums is used to incentivize Messrs. Downes and Springer to execute on the Company’s strategy to increase the Company’s policies in-force outside of Florida in order to grow profitability and diversify revenue and risk.
Further, Mr. Downes received stock options with a grant date fair value of $4.4 million and Mr. Springer was entitled to receive a stock option grant determined by the Compensation Committee in its sole discretion, each as calculated in accordance with the Black-Scholes pricing model used by the Company for financial accounting purposes. The stock options vest ratably over a three-year period.
In general, the Company uses grants of stock options to focus executives on delivering long-term value to shareholders because options have value only to the extent that the price of Company stock on the date of exercise exceeds the stock price on the grant date, as well as to retain executives.
Pursuant to his current employment agreement, in 2018, Mr. Wilcox received a grant of 50,000 shares of restricted stock. The shares vest ratably over a three-year period, subject to Mr. Wilcox’s continued employment by the company on the applicable vesting date. Additionally, in December 2018, Mr. Springer received a grant of 25,000 shares of restricted stock in connection with the entry into his 2019 Employment Agreement. These shares are subject to time-based vesting conditions and will vest on June 1, 2019. The grant made to Mr. Springer was separately approved by the Compensation Committee and was not required by the terms of his 2019 Employment Agreement.
The Company did not grant equity awards to the other Named Executive Officers in 2018.
Perquisites and Other Benefits
In 2018, the Company provided the following benefits to each of the Named Executive Officers: (1) Company-paid medical, dental, disability and other insurance premiums and (2) annual automobile allowance. The Company also provided Company-paid premiums for term life insurance and long-term care for certain Named Executive Officers.
Other than as discussed herein, our Named Executive Officers participate in our corporate-wide benefit programs, which includes participation in the Company’s 401(k) plan. In addition, the Company believes that executives should be able to provide for their retirement needs from the total annual compensation and thus the Company does not provide its Named Executive Officers with any tax-qualified or nonqualified defined benefit pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.
Compensation Clawback Policy
Our clawback policy is designed to mitigate risk in connection with executive compensation. The clawback policy seeks to recover certain compensation awarded under our Omnibus Plan. Specifically, the clawback policy provides that if the Board determines that:

•
we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the law, whether or not such noncompliance is the result of misconduct, or

•
the prior determination of the level of achievement of any performance goal used under the Omnibus Plan is materially incorrect and that such determination caused the award of cash or shares in an amount greater than what should have been paid or delivered had such determination been correct, then the employee must reimburse the Company for the amount of overpayment with respect to an award under the Omnibus Plan, as well as to the extent required by and otherwise in accordance with applicable law and our policies as may be adopted from time to time.
No Hedging or Pledging Shares
Our executive officers and senior accounting and finance personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.
Compensation Risk Assessment
Our executive compensation program is intended to address, among other things, whether the program pays our executives for performance and whether the program encourages unnecessary or excessive risk taking. We do not believe that our current compensation program creates risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•
a significant portion of total compensation is linked to the Company’s long-term performance, which encourages the creation of shareholder value and achievement of key operational and business development goals; and

•	our clawback policy provides additional assurance that risks associated with our compensation plans and policies are further mitigated.

2018 Summary Compensation Table
The following table sets forth the compensation paid to or earned by the Named Executive Officers during each of the last three years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)		Options Awards (2)		Non-Equity Incentive Plan Compensation (3)	All other Compensation (4)	Total
Sean P. Downes, Chairman and CEO	2018	$2,217,499	—	$3,604,392	(5)	$5,433,862	(5)	$6,606,463	$61,163	$17,923,379
	2017	$2,217,499	—	$2,999,997		$6,613,750		$7,361,883	$59,768	$19,252,897
	2016	$2,306,456	—	$3,000,002		$3,939,027		$7,033,024	$57,714	$16,336,223
Jon W. Springer, President, Chief Risk Officer and Director	2018	$1,340,625	—	$1,923,999		—		$3,919,500	$29,124	$7,213,248
	2017	$1,340,625	—	$1,000,008		$1,499,999		$4,601,177	$28,012	$8,469,821
	2016	$1,392,187	—	$1,000,008		$1,906,035		$4,395,640	$27,359	$8,721,229
Stephen J. Donaghy, Chief Operating Officer	2018	$804,375	—	—		—		$1,762,150	$56,809	$2,623,334
	2017	$804,375	—	—		—		$1,600,381	$65,469	$2,470,225
	2016	$835,313	—	—		—		$1,514,096	$59,141	$2,408,550
Frank C. Wilcox, Chief Financial Officer	2018	$412,500	$300,000	$1,542,500		—		—	$51,222	$2,306,222
	2017	$390,144	$275,000	—		—		—	$16,408	$681,552
	2016	$393,462	$250,000	—		—		—	$13,250	$656,712
Kimberly D. Campos, Chief Admin. Officer, Chief Information Officer and Director	2018	$298,077	$125,000	—		—		—	$22,296	$445,373
	2017	$200,000	$100,000	—		—		—	$18,300	$318,300
	2016	$207,692	$75,000	—		—		—	$30,534	$313,226

(1)
The amounts reported in this column for 2018 represent the aggregate grant date fair value related to (a) the PSUs granted to Mr. Downes pursuant to his 2016 Employment Agreement, (b) the PSUs granted to Mr. Springer pursuant to his 2018 Employment Agreement and the grant of 25,000 shares of restricted stock to Mr. Springer in connection with the entry into his 2019 Employment Agreement and (c) restricted stock awards granted to Mr. Wilcox pursuant to his 2018 Employment Agreement. Grant date fair value, which is the closing price of our stock on the date of grant, is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) without regard to forfeitures related to service-based vesting conditions.

(2)
The amounts reported in this column for 2018 represent the aggregate grant date fair value of the stock option awards granted to Mr. Downes pursuant to his 2016 Employment Agreement. The amounts disclosed for option awards represent the grant date fair value computed in accordance with FASB ASC Topic 718, which was $11.74, and are estimated using a Black-Scholes option-pricing model utilizing the following assumptions on a weighted average basis: weighted-average volatility, 40.2%; dividend yield, 1.7%; weighted-average risk free interest rate, 2.69%; and expected term in years, 6.00. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating these amounts.

(3)
The amounts reported in this column for 2018 represent the annual incentive compensation payable to certain of our Named Executive Officers pursuant to the Employment Agreements that were in effect in 2018 and the Omnibus Plan. Specifically, because the Company’s Compensation Pre-Tax Income for 2018 was greater than the $125 million target set forth in his 2016 Employment Agreement, Mr. Downes was entitled to an annual incentive award equal to 4% of Compensation Pre-Tax Income. With regards to Mr. Springer, he was entitled to an annual incentive award of approximately 87% of the target bonus of $4.5M stipulated in his 2018 Employment Agreement. Mr. Donaghy was entitled to an annual incentive award equal to 1.5% of the Company’s Compensation Net Income as per his 2018 Employment Agreement. For further details, see "2018 Compensation Components" above.

(4)	For further details regarding all other compensation contained in this column, see the “2018 All Other Compensation” table below.

(5)
Under his 2016 Employment Agreement, on January 1, 2018, the Company was required to issue to Mr. Downes PSUs with a grant date fair value of $3 million. Based on the closing stock price on January 2, 2018 of $27.30, Mr. Downes would have been awarded 109,890 PSUs. On January 15, 2018, the Company was required to issue to Mr. Downes stock options with a grant date fair value of $4.4 million. Based on the Black-Scholes value at January 16, 2018 of $9.50 per stock option, Mr. Downes would have been awarded 463,047 stock options with an exercise price of $28.85. The issuance of these awards was delayed while the Compensation Committee and senior management considered how to amend Mr. Downes’s 2016 Employment Agreement as discussed above under "Recent Developments." When it was finally concluded that any such amendment would adversely affect the Company from a tax and a financial accounting standpoint, the Company issued the PSUs and stock options on March 19, 2018, based on what Mr. Downes would have received had such grants been timely issued on January 1 and January 15, 2018, respectively (other than the exercise price of the stock options, which is the closing price on March 19, 2018), even though the economics to the Company had changed since then, since the closing stock price on March 19 was $32.80 per share. As a result, the grant date fair values of these awards are higher than what the 2016 Employment Agreement provided for.

2018 All Other Compensation Table
The following table sets forth amounts related to the “All Other Compensation” column in the Summary Compensation Table for the year ended December 31, 2018.

	Insurance Premiums
Name	Medical/ Dental	Life/ Disability/Other	Long-Term Care	401(k) Match	Auto Allowance and Related Expenses	Total
Sean P. Downes	$28,369	$10,430	$2,614	$13,750	$6,000	$61,163
Jon W. Springer	$5,756	$2,418	—	$13,750	$7,200	$29,124
Stephen J. Donaghy	$22,693	$3,249	$11,117	$13,750	$6,000	$56,809
Frank C. Wilcox	$6,425	$834	$23,013	$13,750	$7,200	$51,222
Kimberly D. Campos	$3,282	$834	—	$13,380	$4,800	$22,296

2018 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of executive compensation plan-based awards to the Named Executive Officers during the year ended December 31, 2018.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)		Target ($)	Maximum ($)	Target (#)
Sean P. Downes	3/19/2018	—		—	—	109,890	(1)	—		—		—	$3,604,392
	12/31/2018	$5,405,426		—	—	—		—		—		—	—
	3/19/2018	—		—	—	—		—		463,047	(3)	$32.80	$5,433,862
Jon W. Springer	4/11/2018	—		—	—	31,746	(1)	—		—		—	$999,999
	12/31/2018	$1,125,000		$4,500,000	$5,400,000	—		—		—		—	—
	12/21/2018	—		—	—	—		25,000	(6)	—	—	—	$924,000
Stephen J. Donaghy	—	—	(5)	—	—	—		—		—		—	—
Frank C. Wilcox	2/22/2018	—		—	—	—		50,000	(6)	—		—	$1,542,500
Kimberly D. Campos	—	—		—	—	—		—		—		—	—

(1)	PSUs granted to Mr. Downes and Mr. Springer pursuant to the terms of their employment agreements. These PSUs are subject to both performance-based and time-based vesting conditions.

(2)
For Mr. Downes, this amount represents the threshold annual incentive award he would receive if the Company earned at least $135.1 million in Compensation Pre-Tax Income in 2018. If so, then Mr. Downes would receive a threshold amount of at least 4% of Compensation Pre-Tax Income. With respect to Mr. Springer, the threshold amount represents the annual incentive award he would receive if the Company's Compensation ROAE was 10% in 2018. If so, then Mr. Springer would receive a threshold amount of 25% of the target bonus of $4.5 million. The target amount represents the annual incentive award Mr. Springer would receive if the Company's Compensation ROAE was 30% which would entitle him to 100% of the target bonus of $4.5 million. The maximum amount represents the annual incentive award Mr. Springer would receive if the Company's Compensation ROAE was 40%, which would entitle him to 120% of the target bonus of $4.5 million.

(3)	Stock options granted to Mr. Downes pursuant to the terms of the 2016 Employment Agreement. See note (5) of the 2018 Summary Compensation Table for additional information about this award.

(4)
The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See notes (1) and (2) of the 2018 Summary Compensation Table above for a discussion of the relevant assumptions used in calculating these amounts.

(5)
Mr. Donaghy is entitled to receive an annual incentive award of 1.5% of the Company’s Compensation Net Income, whatever that amount happens to be. Accordingly, there is no threshold amount of this award.

(6)
The amounts reported in this column for 2018 represent (a) the restricted stock awards granted to Mr. Springer in December 2018 in connection with the entry into his 2019 Employment Agreement and (b) the restricted stock awards granted to Mr. Wilcox pursuant to his 2018 Employment Agreement. The restricted stock awards are subject to time-based vesting conditions.

2018 Outstanding Equity Awards at Year-End
The following table sets forth certain information with respect to the Named Executive Officers with regard to unexercised options, stock that has not vested and equity incentive plan awards outstanding as of December 31, 2018.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (11)
Sean P. Downes	—	50,000	(1)	$24.18	6/15/2022	—		—
	—	66,666	(2)	$19.52	2/28/2026	—		—
	—	150,000	(3)	$19.52	2/28/2026	—		—
	—	433,334	(4)	$27.20	1/20/2027	—		—
	—	463,047	(5)	$32.80	3/19/2028	—		—
	—	—		—	—	21,571	(6)	$817,972
	—	—		—	—	36,765	(7)	$1,394,129
	—	—		—	—	109,890	(8)	$4,167,029
Jon W. Springer	—	22,334	(2)	$19.52	2/28/2026	—		—
	—	82,509	(3)	$19.52	2/28/2026	—		—
	—	98,280	(4)	$27.20	1/20/2027	—		—
	—	—		—	—	7,190	(6)	$272,645
						12,255	(7)	$464,709
	—	—		—	—	31,746	(8)	$1,203,808
	—	—		—	—	25,000	(9)	$948,000
Stephen J. Donaghy	—	—		—	—	—		—
Frank C. Wilcox	25,000	—		$24.58	3/13/2020	—		—
	—	—		$—	—	33,334	(10)	$1,264,025
Kimberly D. Campos	10,667	—		$24.58	3/13/2020	—		—

(1)	The options held by Mr. Downes with an exercise price of $24.18 will vest on June 15, 2019.

(2)	The options held by Messrs. Downes and Springer with an exercise price of $19.52 will vest on February 28, 2019.

(3)	The options held by Messrs. Downes and Springer with an exercise price of $19.52 will vest on January 15, 2019.

(4)	The options held by Messrs. Downes and Springer with an exercise price of $27.20 will ratably vest on January 20, 2019 and 2020.

(5)	The options held by Mr. Downes with an exercise price of $32.80 will ratably vest on January 15, 2019, 2020 and 2021.

(6)	The PSUs held by Messrs. Downes and Springer that are subject to time-based vesting conditions will vest in January 1, 2019.

(7)	The PSUs held by Messrs. Downes and Springer that are subject to time-based vesting conditions will ratably vest in January 20, 2019, and 2020.

(8)
The PSUs held by Messrs. Downes and Springer are subject to both performance-based and time-based vesting conditions: assuming the performance condition is satisfied, two-thirds of the PSUs will vest on January 1, 2019 and one-sixth of the PSUs will vest on each of January 1, 2020 and 2021.

(9)	The restricted stock award held by Mr. Springer is subject to time-based vesting conditions and will vest on June 1, 2019.

(10)	The restricted stock award held by Mr. Wilcox is subject to time-based vesting conditions and will vest ratably on December 31, 2019 and 2020.

(11)	Calculated based on closing stock price of $37.92 on December 31, 2018.

Options Exercised and Stock Vested
The following table sets forth certain information with respect to the Named Executive Officers concerning options exercised and stock vested during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Sean P. Downes	1,000,000	$14,913,416	95,099	$2,794,731
Jon W. Springer	258,822	$3,742,207	31,700	$931,587
Stephen J. Donaghy	66,667	$2,402,679	—	—
Frank C. Wilcox	—	—	16,666	$631,975
Kimberly D. Campos	14,333	$260,574	—	—

Employment Agreements and Potential Payments Upon Termination or Change in Control

The following summaries describe the material terms of each Named Executive Officer’s employment agreement in effect in 2018.
2016 Employment Agreement with Mr. Downes
Pursuant to his 2016 Employment Agreement, Mr. Downes is entitled to receive an annual base salary of $2,217,500, which amount will not be increased or decreased during the three-year term of the agreement. Mr. Downes is entitled to receive an annual cash incentive award if the Company’s Compensation Pre-Tax Income is not less than a “PTI Floor”. For 2018, the PTI Floor will be 85% of the average of the Company’s Compensation Pre-Tax Income for the prior five calendar years. In the event the PTI Floor is met, then Mr. Downes is entitled to receive an annual cash incentive award equal to 3% of the Company’s Compensation Pre-Tax Income if such amount is greater than the PTI Floor but less than or equal to $125 million; and Mr. Downes is entitled to receive an annual cash incentive award equal to 4% of the Company’s Compensation Pre-Tax Income if the Company’s PTI Floor is greater than $125 million. Mr. Downes is also entitled to receive an annual grant of PSUs with a target value of $3 million and stock options with a grant date fair value of $4.4 million. See “2018 Compensation Components” for more information about these grants.
In the event of a change in control and Mr. Downes is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Downes would be entitled to a lump-sum cash amount equal to 48 months’ base salary, plus two times any bonus paid for the preceding fiscal year, subject to his execution of a general release of claims in favor of the Company. All stock options and PSUs would immediately vest and become exercisable and payable, respectively. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Downes receiving a higher net after-tax amount.
If Mr. Downes is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year. In addition, any PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date will vest based on actual performance for the full performance year, determined after the end of the performance year.
If Mr. Downes becomes disabled during the term of his agreement, then the Company would be entitled to suspend his officership, but Mr. Downes would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Downes is terminated due to disability or dies during the term of his agreement, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.
Mr. Downes’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.
As noted above under "Recent Developments," Mr. Downes entered into a new employment agreement for 2019. For informational purposes, we have provided a table below that presents the potential payments to Mr. Downes as if his 2019 Employment Agreement had been in effect as of December 31, 2018.
2018 Employment Agreement with Mr. Springer
Pursuant to his 2018 Employment Agreement, Mr. Springer is entitled to receive an annual base salary of $1,340,625, which amount will not be increased or decreased during the one-year term of the agreement. Mr. Springer is entitled to receive an annual cash incentive award in 2018 with a target value of $4.5 million. The amount of the award earned by Mr. Springer will be determined with reference to the Company’s ROAE as set forth on the following chart:

CROAE	% of Target
10%	25.0%
15%	50.0%
20%	75.0%
25%	85.0%
30%	100.0%
35%	110.0%
40%	120.0%
For ROAE between two thresholds, the applicable percentage of the Target will be determined by straight-line interpolation between the applicable thresholds.
In the event of a change in control and Mr. Springer is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Springer would be entitled to a lump-sum cash amount equal to 48 months’ base salary, plus two times any bonus paid for the preceding fiscal year, subject to his execution of a general release of claims in favor of the Company. All stock options and PSUs would immediately vest and become exercisable and payable, respectively. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Springer receiving a higher net after-tax amount.
If Mr. Springer is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year. In addition, any PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date will vest based on actual performance for the full performance year, determined after the end of the performance year.
If Mr. Springer becomes disabled during the term of his agreement, then the Company would be entitled to suspend his officership, but Mr. Springer would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Springer is terminated due to disability or dies during the term of his agreement, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.
Mr. Springer’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.
2018 Employment Agreement with Mr. Donaghy
Pursuant to his 2018 Employment Agreement, Mr. Donaghy is entitled to receive an annual base salary of $804,375, with any subsequent increases at the discretion of the Compensation Committee, and an annual cash incentive award equal to 1.5% of the Company’s Compensation Net Income.
In the event of a change in control and Mr. Donaghy is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Donaghy would be entitled to a lump-sum cash amount equal to 24 months’ base salary, and all stock options would immediately vest and become exercisable. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
If Mr. Donaghy is terminated without cause or resigns for good reason, he would be entitled to receive a lump-sum cash amount equal to his base salary for the remaining term of the agreement, which expires on December 31, 2019, and a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year, subject to his execution of a general release of claims in favor of the Company.
Mr. Donaghy’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.
2018 Employment Agreement with Mr. Wilcox
Pursuant to his 2018 Employment Agreement, Mr. Wilcox is entitled to receive an annual base salary of $412,500, with any subsequent increases to be determined by the Compensation Committee based on a recommendation by

Mr. Downes, and an annual bonus as determined by the Compensation Committee in its sole discretion. Mr. Wilcox also received a grant of 50,000 shares of restricted stock, which vests ratably over a three-year period.
If Mr. Wilcox is terminated without cause, he would be entitled to receive a lump-sum cash amount equal to his base salary for the remaining term of the agreement, which expires on December 31, 2019, subject to his execution of a general release of claims in favor of the Company.
Mr. Wilcox’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.
2018 Employment Agreement with Ms. Campos
Pursuant to her 2018 Employment Agreement, Ms. Campos is entitled to receive an annual base salary of $300,000, with any subsequent increases to be determined by the Compensation Committee based on a recommendation by Mr. Downes, and an annual bonus as determined by the Compensation Committee in its sole discretion.
If Ms. Campos is terminated without cause, she would be entitled to receive a lump-sum cash amount equal to her base salary for the remaining term of the agreement, which expires on December 31, 2019, subject to her execution of a general release of claims in favor of the Company.
Ms. Campos’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

2018 Potential Payments Upon Termination or Change in Control Table(1)
The following table presents the potential payments to which our Named Executive Officers would have been entitled to assuming a termination or change in control had occurred as of December 31, 2018.

Name	Benefit	Termination Without Cause or for Good Reason (2)		Upon Change in Control (3)	Upon Death (4)	Upon Disability (4)
Sean P. Downes (7)	Base Salary	—		—	—	—
	Annual Incentive Award	—		—	—	—
	Equity Compensation	—		—	—	—
	Other Post-Employment Obligations	—		—	—	—
Jon W. Springer	Base Salary	$1,340,625		$5,362,500	—	—
	Annual Incentive Award	$3,919,500		$9,202,354	$3,919,500	$3,919,500
	Equity Compensation(5)	$4,711,412		$5,871,836	—	—
	Other Post-Employment Obligations	—	(6)	—	—	—
Stephen J. Donaghy	Base Salary	$804,375		$1,608,750	—	—
	Annual Incentive Award	$1,762,150		—	—	—
	Equity Compensation	—		—	—	—
Frank C. Wilcox	Base Salary	$412,500		—	—	—
Kimberly D. Campos	Base Salary	$300,000		—	—	—

(1)
If the payments and benefits to a Named Executive Officer under his or her respective agreement or another plan, arrangement or agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the Named Executive Officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the 2016 and 2018 Employment Agreements.

(2)
The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2018, and no prior change in control. For Mr. Springer, these amounts represent: (i) a lump-sum cash payment equal to his base salary for a period equal to the remaining term of his 2018 employment agreement, which expired December 31, 2018, (ii) his pro rata portion of his 2018 annual incentive award, and (iii) equity compensation (stock options, restricted stock awards and PSUs) that would have vested had he been continuously employed by the Company through the end of the one-year period following the termination date. For Mr. Donaghy, these amounts represent (i) a lump-sum cash payment equal to his base salary for a period equal to the remaining term of his 2018 employment agreement, which expires December 31, 2019, and (ii) his pro rata portion of his 2018 annual incentive award. For Mr. Wilcox and Ms. Campos, this amount represents a lump-sum cash payment equal to his or her base salary for a period equal to the remaining term of his or her 2018 Employment Agreement, which expires December 31, 2019.

(3)
The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2018, within 24 months after a change in control. With respect to Mr. Springer, the amounts represent (i) four times his then-annual rate of base salary, (ii) two times his 2017 annual incentive award, and (iii) all equity compensation (stock options, restricted stock awards and PSUs) held by Mr. Springer would immediately vest and/or become exercisable, as applicable. With respect to Mr. Donaghy, the amounts represent (i) two times his then-annual rate of base salary, and (ii) all equity compensation held by Mr. Donaghy would immediately vest and become exercisable. Mr. Donaghy did not have equity compensation outstanding as of December 31, 2018.

(4)	The amounts in these columns represent Mr. Springer’s pro rata portion of his 2018 annual incentive award.

(5)
Includes the “intrinsic value” as of December 31, 2018 (that is, the value based upon the last reported sales price of our common stock on the NYSE on December 31, 2018, $37.92, and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of termination of employment and change-in-control assuming the awards are not assumed or substituted. For all outstanding equity awards owned by our Named Executive Officers as of December 31, 2018, see the 2018 Outstanding Equity Awards at Year-End table above.

(6)	Mr. Springer is also entitled to up to 12 months of COBRA payments in the event of termination without cause or for good reason.

(7)
As of December 31, 2018, the 2016 Employment Agreement for Mr. Downes was no longer in effect, and if, in fact, Mr. Downes had actually been terminated on December 31, 2018, he would not have been legally entitled to receive any termination or change in control benefits. Accordingly, there are no amounts presented in this table for him. However, even though the 2019 Employment Agreement for Mr. Downes is not retroactive to 2018, for informational purposes, the table below shows the termination and change in control benefits that he would have received if his 2019 Employment Agreement was in effect as of December 31, 2018.

The following table presents the potential payments to Mr. Downes as if his 2019 Employment Agreement had been in effect as of December 31, 2018.

Name	Benefit	Termination Without Cause or for Good Reason (a)		Upon Change in Control (b)	Upon Death (c)	Upon Disability (c)
Sean P. Downes	Base Salary	$1,000,000		$4,000,000	—	—
	Annual Incentive Award	$—		$—	$—	$—
	Equity Compensation(d)	$12,079,628		$18,068,925	—	—
	Other Post-Employment Obligations	—	(e)	—	—	—

(a)
The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2018, and no prior change in control. With respect to Mr. Downes, these amounts represent: (i) a lump-sum cash payment equal to his base salary for a period equal to the remaining term of his 2019 Employment Agreement, which expires December 31, 2019 and (ii) equity compensation (stock options and PSUs) that would have vested had he been continuously employed by the Company through the end of the one-year period following the termination date. The annual incentive award is calculated based upon achievement of applicable financial and operational performance objective or objectives as determined by the Compensation Committee and cannot be quantified at this time.

(b)
The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2018, within 24 months after a change in control. With respect to Mr. Downes, the amounts represent (i) four times his then-annual rate of base salary and (ii) all equity compensation (stock options and PSUs) held by Mr. Downes that would immediately vest and become exercisable. The annual incentive award is calculated based upon achievement of applicable financial and operational performance objective or objectives as determined by the Compensation Committee and cannot be quantified at this time.

(c)
Mr. Downes is entitled to his pro rata portion of his annual bonus which is based upon achievement of applicable financial and operational performance objective or objectives as determined by the Compensation Committee and cannot be quantified at this time.

(d)
Includes the “intrinsic value” as of December 31, 2018 (that is, the value based upon the last reported sales price of our common stock on the NYSE on December 31, 2018, $37.92, and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of termination of employment and change-in-control assuming the awards are not assumed or substituted. For all outstanding equity awards owned by our Named Executive Officers as of December 31, 2018, see the 2018 Outstanding Equity Awards at Year-End table above

(e)	Mr. Downes is also entitled to up to 12 months of COBRA payments in the event of termination without cause or for good reason.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Michael A. Pietrangelo, Chair
Richard D. Peterson
Joel M. Wilentz, M.D.

Equity Compensation Plan Information
The following table sets forth certain information with respect to all of our equity compensation plans in effect as of the year ended December 31, 2018.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	409,853	$19.94	2,744,128
Equity compensation plans not approved by security holders	—	—	—
Total	409,853	$19.94	2,744,128

(1)	Plans previously approved by the shareholders include the Omnibus Plan.

CEO Pay Ratio

For 2018:

•	the median of the annual total compensation of all employees of our Company (other than our CEO) was $64,090; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $17,923,379.
Based on this information, for 2018, the ratio of the annual total compensation of Mr. Downes, our Chief Executive Officer, to the median of the annual total compensation of all employees (other than Mr. Downes), calculated in a manner consistent with Item 402(u) of Regulation S-K, was 280 to 1.

To identify the median employee, we reviewed our employee population as of December 31, 2018 and compensation for the period of January through December 31, 2018 as reported to the Internal Revenue Service on Form W-2 in Box 1, which we determined reasonably reflects the compensation of our employees. Once we identified our median employee, we combined all of the elements of such employee’s compensation for the full 2018 year in accordance with the requirements of Item 402 of Regulation S-K.
SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions. As a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to ratify the selection of Plante & Moran, PLLC (“Plante & Moran”) as our independent registered public accounting firm for 2019. The Audit Committee has approved the selection of Plante & Moran as our independent registered public accounting firm for 2019, and Plante & Moran is currently our independent registered public accounting firm.
Although the Company is not required to seek shareholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the selection is not ratified, the Audit Committee will explore the reasons for shareholder rejection and whether it is appropriate to select another independent auditor.
Representatives of Plante & Moran are expected to be available at the annual meeting, by telephone, to respond to appropriate questions, and will have the opportunity to make a statement if they so choose.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Independent Auditor

The Audit Committee retained Plante & Moran to audit our consolidated and combined financial statements for 2018. In addition, the Audit Committee retained Plante & Moran to provide tax services in 2018. We understand the need for Plante & Moran to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Plante & Moran, our Audit Committee has restricted the non-audit services that Plante & Moran may provide to us to tax services.

Policy on Audit Committee Preapproval of Audit and Permissible Non-Audit Services

All audit and non-audit services must be preapproved by the Audit Committee. In 2018, the Audit Committee approved Plante & Moran’s provision of tax services, based on its conclusion that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Accounting Fees and Services

The following table presents fees paid for the audit of our annual financial statements and all other professional services rendered by Plante & Moran for the years ended December 31, 2018 and 2017.

	For the Years Ended December 31,
	2018	2017
Audit fees	$831,010	$754,750
Audit-related fees	9,738	7,670
Tax fees	97,950	86,925
All other fees	—	—
Total fees	$938,698	$849,345

In the table above, in accordance with SEC rules, “Audit” fees are fees that we paid to Plante & Moran for (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q for the first, second and third quarters of the applicable year, and (ii) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Tax” fees are fees for tax compliance, tax advice and tax planning.

Audit Committee Report

The Audit Committee reviews and makes recommendations to the Board concerning the reliability and integrity of the Company’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with the Company’s policies and procedures, Code of Conduct and applicable laws and regulations. The Audit Committee annually recommends the Company’s independent auditor for appointment by the Board and ratification by the shareholders and evaluates the independence, qualifications and performance of the Company’s independent auditor. The Audit Committee discusses with management the Company’s policies regarding risk assessment and risk management, evaluation of the Company’s major financial risk exposures and the steps management has taken to monitor and manage such exposures within the Company’s risk tolerance. The Audit Committee oversees the Company’s internal audit function. It establishes procedures for and oversees receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.
This report of the Audit Committee is with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2018, which include the balance sheets of the Company as of December 31, 2018 and 2017, and the related statements of income, shareholders’ equity and cash flows for the years ended December 31, 2018, 2017 and 2016 and the notes thereto (collectively, “Audited Financial Statements”).
The Audit Committee of the Board is comprised of the three directors named below. Each member of the Audit Committee meets the independence requirements under the applicable rules of the SEC and NYSE.
The Audit Committee reviewed and discussed the Company’s Audited Financial Statements with management. The Audit Committee discussed with Plante & Moran, our independent registered public accounting firm for 2018, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and matters related to the conduct of the audit of the Audited Financial Statements.
The Audit Committee received written disclosures and the letter from Plante & Moran required by the applicable requirements of the PCAOB and discussed with Plante & Moran its independence from the Company.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
THE AUDIT COMMITTEE
Richard D. Peterson, Chair
Ozzie A. Schindler
Joel M. Wilentz, M.D.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Code of Conduct addresses related party transactions, including transactions between the Company and our directors or executive officers, or their respective family members. Pursuant to the Code of Conduct, directors, officers and employees must notify the Chairman of the Audit Committee and the Chairman of the Board in writing of the existence of any relationship or transaction that may pose an actual or potential conflict of interest. Transactions between the Company and any of our executive officers or directors, and their respective family members, require the approval of a majority of disinterested directors. With respect to all other employees, outside legal counsel, acting independently, or the Board may determine whether a conflict exists. Any waivers of this policy as to an officer or director may only be approved by the Board. There are no family relationships among our current executive officers or directors.
The following discussion sets forth the relationships and transactions known by management to involve the Company or its subsidiaries and our directors or executive officers, or their respective family members, or the beneficial owners of more than 5% of any class of our outstanding stock. In each case, pursuant to the Code of Conduct, these relationships and transactions have been disclosed to the Board and a disinterested majority of the Board has approved the transaction or, in the case of an ongoing relationship that was presented to the Board, permitted the continuation and renewal of such relationship.
Dennis J. Downes, the father of Sean P. Downes, our Chairman and Chief Executive Officer, became an employee of the Company as of November 30, 2013. As Senior Vice President of Claims, Mr. Downes is entitled to an annual base salary of $250,000 and an annual performance bonus. Mr. Downes received $350,000 in salary and bonus in 2018.
Matthew J. Palmieri is the son of Ralph J. Palmieri, a director of the Company. Matthew Palmieri is the President of Blue Atlantic, a wholly-owned subsidiary of the Company; he joined the Company in June 2006. Mr. Ralph Palmieri was first appointed to the Board in 2014. In 2018, pursuant to an employment agreement with Blue Atlantic, Mr. Matthew Palmieri was entitled to receive an annual base salary of $414,615 and an annual bonus at the discretion of Blue Atlantic. Mr. Palmieri is entitled to participate in benefit plans generally available to Blue Atlantic employees in similar positions and in equity incentive plans available to Blue Atlantic employees, including the Omnibus Plan. Mr. Palmieri is also entitled to receive an automobile allowance and life insurance benefits. In 2018, Mr. Palmieri received $664,615 in salary and bonus.

BENEFICIAL OWNERSHIP

The following tables set forth certain information as of April 17, 2019 relating to the beneficial ownership of our preferred stock and common stock by (i) all persons that we know beneficially own more than 5% of any class of the Company’s outstanding stock, (ii) each of our Named Executive Officers and directors and (iii) all of our executive officers and directors as a group. In certain instances, knowledge of the beneficial ownership of common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Except as otherwise indicated, to our knowledge, each shareholder listed in the tables below has sole voting and investment power with respect to the shares beneficially owned by the shareholder.

Ownership of Series A Preferred Stock

As of April 17, 2019, the following table sets forth information regarding the number and percentage of shares of preferred stock held by the person who is known by the Company to beneficially own the outstanding shares of our Series A preferred stock. This holder is neither a director nor an executive officer. Each share of Series A Preferred Stock is entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Phylis R. Meier	9,975	100%

(1)	The mailing address of Ms. Meier is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

Ownership of Common Stock

As of April 17, 2019, the following table sets forth information regarding the number and percentage of shares of our common stock beneficially owned by our directors and Named Executive Officers individually, our directors and executive officers as a group, and all persons who are known by the Company to beneficially own or exercise voting or dispositive control of more than 5% of our common stock:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
Beneficial Owners of More than 5% of Our Common Stock
BlackRock, Inc. (4)	4,592,285	13.3%
The Vanguard Group (5)	3,608,276	10.4%
Named Executive Officers and Directors
Scott P. Callahan (6)	38,536	*
Kimberly D. Campos (7)	4,834	*
Stephen J. Donaghy	501,983	1.4%
Sean P. Downes (8)	2,055,562	5.9%
Ralph J. Palmieri (9)	27,898	*
Richard D. Peterson (10)	50,265	*
Michael A. Pietrangelo (11)	108,083	*
Ozzie A. Schindler (12)	61,424	*
Jon W. Springer (13)	640,019	1.8%
Frank C. Wilcox (14)	153,965	*
Joel M. Wilentz, M.D. (15)	262,348	*
Executive officers and directors as a group (11 people) (16)	3,904,917	11.3%

(1)	Unless otherwise noted, the mailing address of each shareholder is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

(2)
A person is deemed to be the beneficial owner of common stock that can be acquired by such person within 60 days from April 17, 2019, upon the exercise of stock options or conversion of preferred stock. Except as otherwise specified, each beneficial owner’s percentage ownership is determined by assuming that stock options and preferred stock that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from April 17, 2019, have been exercised or converted.

(3)	Asterisks represent percentage holdings below 1.0%.

(4)
Based solely on a Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc. At that time, BlackRock, Inc. reported sole voting power as to 4,523,174 shares and sole dispositive power as to 4,592,285 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 11, 2019 by Vanguard Group Inc. At that time, The Vanguard Group reported sole voting power as to 65,735 shares, sole dispositive power as to 3,541,108 shares and shared dispositive power as to 67.168 shares. The address of Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

(6)	Includes options held by Mr. Callahan to purchase an aggregate of 30,000 shares of common stock.

(7)	Includes options held by Ms.Campos to purchase an aggregate of 3,967 shares of common stock.

(8)	Includes options held by Mr. Downes to convert and purchase an aggregate of 637,682 shares of common stock.

(9)	Includes options held by Mr. Palmieri to purchase an aggregate of 20,000 shares of common stock.

(10)	Includes options held by Mr. Peterson to purchase an aggregate of 49,200 shares of common stock.

(11)	Includes options held by Mr. Pietrangelo to purchase an aggregate of 20,000 shares of common stock.

(12)	Includes options held by Mr. Schindler to purchase an aggregate of 40,000 shares of common stock.

(13)	Includes options held by Mr. Springer to convert and purchase an aggregate of 153,983 shares of common stock.

(14)	Includes options held by Mr. Wilcox to purchase an aggregate of 25,000 shares of common stock.

(15)	Includes options held by Dr. Wilentz to purchase an aggregate of 20,000 shares of common stock.

(16)	See footnotes (2) and (6) – (15) above.

INFORMATION ABOUT ANNUAL MEETING, VOTING AND SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

General Information
A proxy is your legal designation of another person to vote the stock you own. We have designated Frank C. Wilcox, our Chief Financial Officer, and Stephen J. Donaghy, our Chief Operating Officer, as proxies for our shareholders at the meeting.
Attendance at the Meeting
You need to bring a photo ID to gain admission to the meeting. Only shareholders and invited guests may attend the meeting. If you are a beneficial owner, you will need to bring your most recent brokerage statement with you to the meeting. We will use your brokerage statement to verify your ownership of shares and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement.
How to Vote
If your shares are registered directly in your name with our registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a shareholder “of record” with respect to those shares. If your shares are held in a brokerage account or with a bank, you are considered the “beneficial owner” of those shares.
Shareholders of Record. Shareholders of record can vote in any one of four ways:

•
Via the internet: Go to the website listed on your proxy card or on the Notice of Internet Availability of Proxy Materials to vote via the internet. You will need to follow the instructions on the website.

•	By telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions given by the voice prompts.

•	By mail: Sign, date and return the proxy card you received from the Company in the enclosed postage-paid envelope.

•	In person: Attend the meeting in person. See “Attendance at the Meeting” in this section of the Proxy Statement.
Beneficial Owners. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record in the form of a Voting Instruction Form that you must fill out in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting. See “Attendance at the Meeting” in this section of the Proxy Statement.
Shareholders Entitled to Vote
The record date for the meeting is April 15, 2019. Only owners of record at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments of the meeting.
The securities to be voted at the meeting consist of shares of our common stock, with each share entitling its record owner to one vote, and shares of our Series A preferred stock, with each share entitling its record owner to one vote.
The table below sets forth the number and classes of Company stock entitled to vote at the meeting.

Class of Voting Stock	Number of Record Holders as of the Record Date	Number of Shares Outstanding and Entitled to Vote as of the Record Date
Common Stock	33	34,647,850
Series A Preferred Stock	1	9,975

Quorum Requirements
The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock and preferred stock, taken together, is necessary to constitute a quorum at the meeting. If a quorum is not present at the meeting, a majority of the shares so represented may vote to adjourn the meeting without further notice.
Revoking a Proxy
After you have submitted a proxy, you may revoke such proxy prior to the completion of voting at the meeting by the following means:

•	sending written notice to Stephen J. Donaghy, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309;

•	delivering a later-dated proxy; or

•
appearing at the meeting and giving the Secretary notice of your intention to vote in person (unless you are a beneficial owner without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement).

Tabulation of Voting Results
An independent inspector will certify the results of the vote regarding the election of directors.
Voting Options for Each Proposal at the Annual Meeting
With respect to Proposal 1, the Election of Directors, you may vote “FOR” or “AGAINST” each nominee or you may “ABSTAIN” from voting.
With respect to Proposal 2 and 3, you may vote “FOR” or “AGAINST” such proposals or you may “ABSTAIN” from voting.
Votes Required to Pass Each Proposal
Each matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the 2019 Annual Meeting.
Board Voting Recommendations for Each Proposal
The Board recommends that you vote your shares:

•	“FOR” the election of each of the director nominees to the Board (Proposal 1)

•	“FOR” the approval of the compensation paid to our Named Executive Officers (Proposal 2)

•	“FOR” the ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2019 fiscal year (Proposal 3)
If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board above.
Abstentions and Broker “Non-Votes”
Abstentions and broker non-votes are considered as shares represented for purposes of determining whether a quorum is present.
If you submit a proxy but select “ABSTAIN” from voting on a proposal, your shares will be represented at the meeting but will not have any impact on the voting results of a proposal. Abstentions are not considered “votes cast” on each proposal.
A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under NYSE rules, ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2019 fiscal year (Proposal 3) is considered a routine matter on which brokers will be permitted to vote in their discretion, even if the beneficial owners do not provide voting instructions. However, each of the other proposals is not considered to be a routine matter under NYSE rules, and brokers will not be permitted to vote on Proposals 1 or 2 if the beneficial owners fail to provide voting instructions. Broker non-votes will not have any impact on the voting results of a proposal.

Costs for Proxy Solicitations
We will bear the cost of soliciting proxies. Officers and regular employees of the Company may solicit proxies by a further mailing or personal conversations or via e-mail, telephone or facsimile, provided that they do not receive compensation for doing so.
Cameras and Recording Equipment Prohibited
Please note that cameras and sound or video recording equipment will not be permitted in the meeting room.
Householding
As permitted by the federal securities laws, only one copy of this Proxy Statement, the Annual Report and the Notice of 2019 Annual Meeting of Shareholders is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of these materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year should be directed to Stephen J. Donaghy, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.
Shareholders of record residing at the same address and currently receiving multiple copies of Proxy Statements may contact our registrar and transfer agent, Continental Stock Transfer & Trust Company, to request that only a single copy of the Proxy Statement be mailed in the future. Please contact the transfer agent by phone at (212) 509-4000 or by mail at 17 Battery Place, New York, NY 10004. Beneficial owners, as described above, should contact their broker or bank.
Where You Can Find More Information/Availability of Proxy Materials
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information we file with the SEC at the SEC’s website at www.sec.gov.
THE NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS, THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018, ARE FIRST EXPECTED TO BE MADE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM ON APRIL 29, 2019.
Shareholder Proposal Deadline for 2020 Annual Meeting of Shareholders
Proposals that shareholders intend to present at the 2020 Annual Meeting of Shareholders and be included the proxy materials for such meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than December 31, 2019.

In addition, a shareholder may wish to have a proposal presented at the 2020 Annual Meeting of Shareholders (including director nominations), but not to have such proposal included in our proxy materials relating to that meeting. Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders. Pursuant to our bylaws, a shareholder proposal or nomination intended to be brought before the 2020 Annual Meeting of Shareholders must be delivered to the Company between March 15, 2020 and April 14, 2020.

All proposals or nominations a shareholder wishes to submit at the meeting should be directed to Stephen J. Donaghy, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

OTHER MATTERS
The Company knows of no business that will be presented for action at the annual meeting other than those matters referred to herein. If other matters do come before the annual meeting, the persons named as proxies will act and vote according to their best judgment on behalf of the shareholders they represent.
BY ORDER OF THE BOARD OF DIRECTORS

Stephen J. Donaghy, Secretary
April 29, 2019

UNIVERSAL INSURANCE HOLDINGS

UNIVERSAL INSURANCE HOLDINGS, INC.
1110 WEST COMMERCIAL BLVD.
FORT LAUDERDALE, FL 33309

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

The Board of Directors recommends you vote FOR the following:

Nominees

		For	Against	Abstain
1A	Scott P. Callahan	☐	☐	☐
1B	Kimberly D. Campos	☐	☐	☐
1C	Sean P. Downes	☐	☐	☐
1D	Ralph J. Palmieri	☐	☐	☐
1E	Richard D. Peterson	☐	☐	☐
1F	Michael A. Pietrangelo	☐	☐	☐
1G	Ozzie A. Schindler	☐	☐	☐
1H	Jon W. Springer	☐	☐	☐
1I	Joel M. Wilentz, M.D.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000417211_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com

UNIVERSAL INSURANCE HOLDINGS, INC.
Annual Meeting of Shareholders on June 13, 2019
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Frank C. Wilcox and Stephen J. Donaghy, and each of them, with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes them to represent and to vote as designated below all shares of common stock and Series A preferred stock of Universal Insurance Holdings, Inc. ("Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., Eastern Time, on Thursday, June 13, 2019 at the Perry Lane Hotel, 256 E Perry Street Savannah, GA, 31401 and at any adjournment thereof. Holders of common stock and Series A preferred stock are entitled to one vote per share.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is given, this proxy will be voted "FOR" the election of all director nominees and "FOR" items 2 and 3.**

Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

(Continued, and to be marked, dated and signed, on the other side)

0000417211_2 R1.0.1.18